AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 2014

REGISTRATION NO. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHSIGHT CAPITAL, INC.
(Exact Name of Registrant As Specified In Its Charter)

NEVADA	7310	26-2727362
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7740 E. EVANS RD
SCOTTSDALE, AZ 85260
(480) 385-3893
(Address, Including Zip Code, And Telephone Number, Including Area Code, Of Registrant's Principal Executive Offices)

JOHN BLUHER
CEO

NORTHSIGHT CAPITAL, INC.
7740 E. EVANS RD
SCOTTSDALE, AZ 85260
(480) 385-3893
(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, Of Agent for Service)

COPIES TO:

JOHN G. NOSSIFF, Esq.

THE NOSSIFF LAW FIRM, LLP

300 BRICKSTONE SQ. STE. 201

ANDOVER, MA 01810

(978) 409-2648

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.      .

If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.      .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, $0.001 par value per share	23,046,800	$1.01	$23,277,268	$2,704.82

(1)

Represents shares of Common Stock, par value $0.001 per share, which may be sold by the selling stockholders named in this registration statement. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)

Pursuant to Rule 457(c), calculated on the basis of the average of the high and low prices of the registrant’s Common Stock quoted in the OTC market (pink sheets) on December 9, 2014.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITY HOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

dated _________, 2014

NORTHSIGHT CAPITAL, INC.

23,046,800 shares of Common Stock

This prospectus covers the sale of an aggregate of up to 23,046,800 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling security holders identified in this prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Stockholders”). The shares of Common Stock covered by this prospectus is comprised of 23,046,800 shares of Common Stock which were issued primarily pursuant to private offerings with selected accredited investors and in connection with our acquisition of approximately 7,500 internet domain names.

We will not receive any proceeds from the sale by the Selling Stockholders of the shares covered by this prospectus. We are paying the cost of registering the shares covered by this prospectus, as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares under this prospectus. If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

Our Common Stock is quoted in the OTC Market (OTCBB) under the symbol “NCAP”. On December 9, 2014, the last reported sale price per share of our Common Stock on the OTCBB was $1.01. Our principal executive offices are located at 7740 East Evans Rd. Scottsdale, AZ 85260, and our telephone number is (480) 385-3893.

If all of the 23,046,800 shares of common stock offered hereby were sold by the Selling Shareholders at the last quoted price on December 9, 2014, the Selling Shareholders would realize aggregate gross proceeds before commissions of $23,277,268

Investing in our common stock involves a high degree of risk. Review the risk factors beginning on page 9 of this prospectus carefully before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2014

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements and notes thereto, before making an investment decision.

NORTHSIGHT CAPITAL, INC.

The Company intends to build a variety of websites/portals around the more than 9,600 domain names it currently owns. These websites/portals will serve as directories for businesses engaged in the lawful sale and distribution of cannabis and hemp related products.

The Company’s principal business is to provide a wide variety of online directories for a broad range of businesses engaged in the lawful sale and distribution of cannabis and hemp related products. The following constitute the Company’s major product categories: a monthly listing in one or more of the Company’s online directories, paid advertising in one or more of the Company’s online directories and leasing to customers one or more Internet domain names for the customer’s exclusive use.

The principal markets for the Company’s products are businesses that are engaged in the lawful sale and distribution of cannabis and cannabis related products and wish to (i) be included in one or more of the Company’s state based online directories, (ii) advertise in the Company’s online directories or (iii) lease one or more internet domain names from the Company.

A list of the approximate 7,500 domain names we acquired in June, 2014 from Kae Yong Park, is filed as Exhibit 99.3 to our Current Report on Form 8-K filed with the Commission on June 25, 2014. We currently own approximately 9,600 cannabis related internet domain names.

Domain names we do not lease to customers will point to one or more of our websites based on the relevance of the internet domain name to the particular website.

A list of Web Sites we intend to construct is as follows:

•

MarijuanaAds.com

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WeedMedia.com

We have already launched the following websites:

•

WeedDepot.com

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RateMyStrain.com

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420Careers.com

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MJBizWire.com

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MarijuanaRecipes.com

Weed Depot is a unique smart phone and internet platform directory with geo-mapping for dispensaries, doctors and clinics, head shops, tattoo parlors, and vape lounges. For mobile use. www.WeedDepot.com can be downloaded at Apple Apps and Google Play.

RateMyStrain.com- A site on which individuals or dispensaries can rate or insert new strains commenting on their use and effect. Contains over 800 strains and descriptions.

MarijuanaRecipes.com - A web site where subscribers can find hundreds of recipes and ingredients for creating snacks, meals and deserts using infused cannabis.

420Careers.com- for anyone looking to hire or seeking a job in the cannabis space.

MJBizWire.com- Distribution of new events for companies in the cannabis space. Similar to PR Newswire, etc.

Our business faces numerous and substantial risks. We have a history of incurring significant net losses and negative operating cash flow. We incurred net losses of approximately $6,369,000 and $7,565,000 for the three and nine months ended September 30, 2014 (includes an aggregate of approximately $6,730,000 in non-cash stock-based expense incurred ($5,798,000 for services rendered and $932,000 to obtain a release of claims). As of September 30, 2014, we had an accumulated deficit of approximately $8,307,000. Please see the Section captioned “Risk Factors,” beginning on page 8.

During the three and nine months ended September 30, 2014, our operating activities used $568,460 in cash (or approximately $189,000 per month) and $804,605 in cash (about $89,000 per month), respectively. The increase in cash used during the third quarter reflects the expansion of our operating activities during such quarter, as compared with the quarter ended June 30, 2014. Our operations will use increasing amounts of cash in coming quarters as we further ramp up our operations, at least until we are able to generate revenue from our operating activities.

During the three and nine months ended September 30, 2014, our investing activities (comprised primarily of website development and domain name purchases) used $169,542 (or approximately $57,000 per month) and $428,022, (or approximately $48,000 per month), respectively.

Accordingly, during the three and nine months ended September 30, 2014, our operating and investing activities used in the aggregate approximately $738,000 (or $246,000 per month) and approximately $1,233,000 (or $137,000 per month), respectively. We expect our operating and investing activities to consume an increasing amount of cash as we continue to ramp up our operating activities.

We anticipate that we will experience significant losses and negative operating cash flow for the foreseeable future. As of September 30, 2014, we had working capital of approximately $750,000, and as of December 4, 2014, we had $181,678 of cash on hand.

We maintain a Web sites at www.weeddepot.com and www.themarijuanacompanies.com. Information contained on our Web site does not constitute part of this prospectus. Our principal executive offices are located at 7740 E. Evans Rd, Scottsdale, AZ 85260, and our telephone number is (480) 385-3893.

THE OFFERING

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 23,046,800 shares of Common Stock (the “Shares”). All of the Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell their Shares from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Shares by the Selling Stockholders.

Common stock offered by selling stockholders

23,046,800 shares

Common stock to be outstanding after this offering

103,269,196 shares

Proceeds

We will not receive any proceeds from the common stock offered hereby, all of which will be received by the selling stockholders. See “Use of Proceeds.”

Over the Counter (pink sheets) Symbol

NCAP

This table is based upon shares outstanding as of November 30, 2014.

The total value of the 23,046,800 shares of Common Stock being registered hereunder is approximately $23,277,268 based on the last quoted sale price for our Common Stock of $1.01 on December 9, 2014. The quoted price is not necessarily indicative of the underlying value of our common shares.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “should,” “could,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These statements are only predictions and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed. You should not place any undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including our ability to:

•

generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth related initiatives, including marketing plans;

•

execute our business plan, given our limited financial and other resources;

•

successfully launch our various planned websites/portals;

•

successfully introduce and attain market acceptance of any new products and/or enhancements of existing products;

•

sell our directory listing and other products on a fee-for-service basis

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attract and retain qualified personnel;

•

prevent obsolescence of our technologies;

•

maintain agreements with our critical vendors;

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. References in this report to the “Company,” “we,” “our,” and “us” refer to the registrant, Northsight Capital, Inc.

RISK FACTORS

You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and this offering. These risks and uncertainties are not the only ones facing us. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. The trading price of our Common Stock could decline due to the occurrence of any of these risks, and investors could lose all or part of their investment.

RISKS RELATED TO OUR BUSINESS

BECAUSE WE CURRENTLY HAVE NEGATIVE CASH FLOW FROM OPERATIONS AND ONLY LIMITED CASH ON HAND, WE HAVE AN IMMEDIATE AND URGENT NEED TO RAISE ADDITIONAL FUNDS, WHICH FUNDS MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.

We have an immediate and urgent need for additional capital. We currently have less than one month’s cash on hand. See Management’s Discussion and Analysis of Financial Condition, Liquidity and Capital Resources. Further, we expect that our operating expenses will increase substantially over at least the next 12 months. We currently do not have sufficient capital to fund our planned operations beyond December 31, 2014. In addition, we may experience a further material decrease in liquidity due to unforeseen capital requirements or other events and uncertainties. As a result, we need to raise additional funds immediately, and such funds may not be available on favorable terms, if at all.

If we cannot immediately raise funds on acceptable terms, we will not be able to complete the construction of our planned websites/portals, effectively market our services, execute our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. We may be unable to secure sufficient funding to continue operations and effect planned transactions, in which case you would suffer a total loss of your investment. If we are unable to obtain necessary funding, there will be a material adverse effect on our business, results of operations and financial condition.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our former independent registered public accounting firm issued an opinion on our financial statements for the year ended December 31, 2013 which states that the financial statements were prepared assuming we will continue as a going concern and further states that our recurring losses from operations and inability to generate sufficient operating cash flow raise substantial doubt about our ability to continue as a going concern. As of December 4, 2014, we had less than one month’s cash on hand.

WE ARE AN EARLY-STAGE COMPANY WITH AN UNPROVEN BUSINESS MODEL, WHICH MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS AND FUTURE PROSPECTS.

We have essentially no operating history upon which to base an evaluation of our current business and future prospects. We have not yet launched all of our planned websites/portals. The market for cannabis related directories/advertising is new and as yet untested. As a result, the revenue and income potential of our business and our market are unproven. In addition, we have no historical data with respect to directory listing rates (including renewals) for our services because we have not yet sold any subscriptions. Further, because of our limited operating history and because the market for web-based cannabis related directories is relatively new and rapidly evolving, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business.

Before investing, you should consider an investment in our stock in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets such as ours. We may not be able to successfully address any or all of these risks. Failure to adequately do so could cause our business, results of operations and financial condition to suffer.

WE HAVE A SHORT OPERATING HISTORY IN AN EVOLVING INDUSTRY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS AND MAY INCREASE THE RISK THAT WE WILL NOT BE SUCCESSFUL.

We have a short operating history in an evolving industry that may not develop as expected, if at all. This short operating history makes it difficult to assess our future prospects. You should consider our business and prospects in light of the risks and difficulties we may encounter in this rapidly evolving industry. These risks and difficulties include our ability to, among other things:

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increase the number of users of our website, the number of paid subscribers and other content on our platform and our revenue;

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manage, measure and demonstrate the effectiveness of our advertising solutions and attract and retain new advertising clients, many of which may only have limited or no online advertising experience;

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successfully compete with existing and future providers of other forms of offline and online advertising;

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successfully compete with other companies that are currently in, or may in the future enter, the business of providing information regarding cannabis related businesses;

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successfully expand our business in new and existing markets, both domestic and international;

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successfully develop and deploy new features and products;

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avoid interruptions or disruptions in our service or slower than expected load times;

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develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and products;

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hire, integrate and retain talented sales and other personnel;

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effectively manage rapid growth in our sales force, personnel and operations; and

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effectively partner with other companies.

If the demand for information regarding cannabis related businesses does not develop as we expect, or if we fail to address the needs of this demand, our business will be harmed. We may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could harm our business and cause our operating results to suffer.

WE HAVE A HISTORY OF LOSSES. BECAUSE WE CURRENTLY HAVE NO REVENUES AND EXPECT OUR OPERATING EXPENSES TO INCREASE IN THE FUTURE, WE MAY NEVER BECOME PROFITABLE.

Since we ceased to be a shell company within the meaning of applicable securities laws in early 2014, we have experienced net losses and negative operating cash flows. As of September 30, 2014, we had an accumulated deficit of approximately $ 8,307,000. We commenced business operations late in the first quarter of 2014. We incurred net losses of approximately $6,369,000 and $7,565,000 during the three and nine months ended September 30, 2014, respectively. We expect our near term quarterly losses to increase as we continue to ramp our operations. We will likely incur significant net losses into the second half of 2015 and possibly longer. While we are unable to predict accurately our future operating expenses, we currently expect these expenses to increase substantially, as we, among other things:

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expand our domestic selling and marketing activities;

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continue the building of our websites/portals;develop new products and technologies;

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upgrade our operational and financial systems, procedures and controls;

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hire additional personnel, including additional executive, administrative and technical staff; and

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assume the responsibilities of being an operating public company.

We only recently commenced business operations. We have not yet generated any revenue. We will need to generate substantial revenues to achieve and maintain profitability. If we fail to generate such revenues, we will continue to experience losses indefinitely. We may not be able to achieve or maintain profitability. We also may fail to accurately estimate and assess our increased operating expenses as we expand our operations. If our operating expenses exceed our expectations, our financial performance will be adversely affected, which will likely cause the price of our common stock to decline.

ADDITIONAL FUNDING WILL BE DILUTIVE TO STOCKHOLDERS OR MAY IMPOSE OPERATIONAL RESTRICTIONS.

An additional equity financing will be dilutive to our stockholders and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility. If additional funds are raised through the issuance of equity securities or securities convertible into or exercisable for equity securities, the percentage ownership of our then existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

WE RELY ON TRAFFIC TO OUR WEBSITE FROM SEARCH ENGINES SUCH AS GOOGLE, YAHOO! AND BING. IF OUR WEBSITE FAILS TO RANK PROMINENTLY IN UNPAID SEARCH RESULTS, TRAFFIC TO OUR WEBSITE COULD DECLINE AND OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

Our success depends in part on our ability to attract users through unpaid Internet search results on search engines such as Google, Yahoo! and Bing. The number of users we attract to our website from search engines is due in large part to how and where our website ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not in our direct control, and they may change frequently. For example, a search engine may change its ranking algorithms, methodologies or design layouts. As a result, links to our website may not be prominent enough to drive traffic to our website, and we may not be in a position to influence the results. In some instances, search engine companies may change these rankings in order to promote their own competing products or services or the products or services of one or more of our competitors. We believe that other websites have experienced fluctuations in search result rankings in the past, and we anticipate fluctuations in the future. Any reduction in the number of users directed to our website could adversely impact our business and results of operations.

We expect that Google in particular will be the most significant source of traffic to our website. Our success will depend on our ability to maintain a prominent presence in search results for queries regarding local cannabis related businesses on Google. Google may remove links to our website from portions of its web search product, and may promote its own competing services, including Google’s local services, in its search results. Given the large volume of traffic to our website we are expecting from Google and the importance of the placement and display of results of a user’s search, if Google were to take any of these actions in the future, there could be a substantial negative effect on our business and results of operations.

IF USERS DO NOT VALUE THE QUALITY AND RELIABILITY OF THE CONTENT THAT WE DISPLAY ON OUR PLATFORM, THEY MAY STOP OR REDUCE THE USE OF OUR SERVICES, WHICH COULD ADVERSELY IMPACT THE GROWTH OF OUR BUSINESS.

Our success depends on the quality of the reviews and other content that we show on our platform, including whether they are helpful, up-to-date, unbiased, relevant, and reliable. If users do not value the content on our platform, they may stop or reduce the use of our services, and traffic to our websites will decline. If our user traffic declines, our advertisers may stop or reduce the amount of advertising on our platform. As a result, our business could be negatively affected if we fail to obtain high quality content, or if the content we display is perceived to be unhelpful, out-of-date, biased, irrelevant, or unreliable. We must therefore ensure that our services and features are attractive to users, and encourage them to contribute. In addition, users who contribute content to our platform may provide content to our competitors or subsequently remove their content from our platform. If they do so, the value of our content may decline relative to other available services, and our business may be harmed.

While we attempt to filter or remove content that may be offensive, biased, unreliable or otherwise unhelpful, we cannot guarantee the effectiveness or adequacy of these efforts. If we fail to filter or remove a significant amount of content that is biased, unreliable, or otherwise unhelpful, or if we mistakenly filter or remove a significant amount of valuable content, our reputation and brand may be harmed, users may stop using our services and our business and results of operations could be adversely affected.

OUR PRINCIPAL STOCKHOLDER OWNS A LARGE PERCENTAGE OF OUR VOTING STOCK AND COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL OR OTHER ACTIONS REQUIRING STOCKHOLDER APPROVAL, EVEN IF FAVORED BY OUR OTHER STOCKHOLDERS.

Immediately prior to this offering, our principal stockholder, Kae Yong Park, beneficially owned approximately 67% of our outstanding common stock. This stockholder is able to control all matters requiring approval by our stockholders, including the election of all directors and approval of significant corporate transactions.

THERE HAS BEEN VIRTUALLY NO PUBLIC MARKET FOR OUR COMMON STOCK, AND ITS PRICE HAS BEEN AND IS EXPECTED TO BE HIGHLY VOLATILE.

There has been virtually no public market for our common stock, and we cannot assure you that an active public market for our common stock will develop or be sustained in the future. Our common stock is quoted in the over the counter market (OTCBB), the market for which is highly illiquid and the quoted price of our common stock is likely not indicative of the underlying value of our common stock.

The market price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including:

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announcements of technological innovations or new services by us or our competitors;

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demand for our services;

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fluctuations in revenues/expenses;

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changes in our pricing policies or those of our competitors;

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changes in government regulations;

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quarterly variations in our operating expenses;

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our technological capabilities to accommodate any future growth in our operations or our customers; and

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imbalances between the supply and demand for shares of common stock in the over the counter market.

Further, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of the stock of many Internet-related companies, and that often have been unrelated or disproportionate to the operating performance of these companies. Market fluctuations such as these may seriously harm the market price of our common stock. In the past, securities class action suits have been filed following periods of market volatility in the price of a company's securities. If such an action were instituted, we would incur substantial costs and a diversion of management attention and resources, which would seriously harm our business, results of operations and financial condition.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

Sales of a large number of shares of our common stock in the market after this offering, or the belief that these sales could occur, could cause a significant drop in the market price of our common stock. Of the 103,269,196 shares we had outstanding as of November 30, 2014, approximately 23,064,800 shares will become freely tradable upon the effectiveness under the Securities Act of the Registration Statement of which this prospectus forms a part. Consequently, the price of our common stock could drop substantially following the effectiveness of the Registration Statement of which this prospectus forms a part.

WE DO NOT INTEND TO PAY DIVIDENDS.

We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy" for additional information regarding our dividend policy.

BECAUSE WE EXPECT TO DERIVE SUBSTANTIALLY ALL OF OUR FUTURE REVENUE FROM DIRECTORY LISTING FEES FOR OUR SERVICES AS WELL AS ADVERTISING FEES FROM OUR WEBSITES/PORTALS, ANY FAILURE OF THESE SERVICES TO SATISFY CUSTOMER DEMANDS OR TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE WILL SERIOUSLY HARM OUR BUSINESS.

We expect that our revenues will come from listing fees from our cannabis related directories, as well as from advertising fees from such directories. As we have only recently launched certain of our planned Website/Portals and several are still under construction, we currently have no subscribers or advertising revenue. Our ability to generate revenues depends on our ability to secure paid directory listings and establish our advertiser base. To do so, we must convince prospective advertisers of the benefits of our services. We must also convince prospective advertisers that our advertising services work to their benefit. Many of these businesses are more accustomed to using more traditional methods of advertising, such as newspapers or print yellow pages directories. Failure to establish our subscriber/advertiser base will harm our business.

We expect that advertisers will not typically have long-term obligations to purchase our services. In addition, we expect to rely heavily on advertising spending by small and medium-sized local businesses, which have historically experienced high failure rates and often have limited advertising budgets. As a result, we may experience attrition in our advertisers in the ordinary course of business resulting from several factors, including losses to competitors, lower priced competitors, perceptions that our advertising solutions are unnecessary or ineffective, declining advertising budgets, closures and bankruptcies. We must continually add new subscribers/advertisers both to replace advertisers who choose not to renew their advertising or who go out of business, or otherwise fail to fulfill their advertising contracts with us, and to grow our business. Our advertisers’ decisions to renew depend on a number of factors, including the degree of satisfaction with our services and their ability to continue their operations and spending levels. The ratings and reviews that businesses receive from our users may also affect advertising decisions by current and prospective advertisers. For instance, favorable ratings and reviews, on the one hand, could be perceived as obviating the need to advertise, and unfavorable ratings and reviews, on the other, could discourage businesses from advertising to an audience they perceive as hostile or cause them to form a negative opinion of our services and user base which could discourage them from doing business with us.

If our advertisers increase their rates of non-renewal or if we experience significant advertiser attrition or contract breach, or if we are unable to attract new advertisers in numbers greater than the number of advertisers that we lose, our client base will decrease and our business, financial condition and results of operations would be harmed.

We may be unable to attain a sufficient number of subscribers and/or advertising customers to achieve our business objectives and we cannot assure you that sufficient numbers of subscribers and/or advertising customers will be acquired to achieve profitability. If we are unable to obtain a significant number of subscribers and/or advertising customers for our websites/portals, we will not realize the revenues we are expecting and there will be a material adverse effect on our business, results of operations and financial condition. As a result, if for any reason revenues from our cannabis directory related services or advertising do not materialize as rapidly as we anticipate, our operating results and our business will be significantly impaired. If our cannabis related directories or advertising services fail to meet the needs of our target customers, or if it does not compare favorably in price and performance to competing services, our growth will be limited.

Our services may not achieve market acceptance. Our future financial performance also will depend, in part, on our ability to diversify our offerings by successfully developing, introducing and gaining customer acceptance of new services. We cannot assure you, however, that we will be successful in achieving market acceptance of any new services that we bring to market or that we will be able to secure contracts for paid directory listings/advertising on our Websites/Portals. Furthermore, there is a possibility that diversifying our existing offerings could harm our business, results of operations and financial condition.

THE MARKET FOR OUR SERVICES IS EMERGING, AND IF WE ARE NOT SUCCESSFUL IN PROMOTING AWARENESS OF OUR SERVICES, OUR BUSINESS WILL NOT SUCCEED.

Although legalization of marijuana is a relatively recent development, there has been a great deal of public focus on legalization for both recreational and medicinal purposes. Although we believe that cannabis related businesses are acutely aware of the need to market their products and services, in order for us to attract subscribers to our directories and paid advertising customers, we need to actively promote these services, so as to increase awareness and acceptance of these services. In addition, there may be a time-limited opportunity to achieve and maintain a significant share of the market for these services due in part to the emerging nature of these markets and the substantial resources available to our existing and potential competitors.

At this time, we do not have the capital necessary to actively promote and market our services, so we cannot assure you that we will be successful in this effort. If we are not successful in promoting market awareness and acceptance of our cannabis related directory and advertising services, it is unlikely that we will succeed in implementing our business plan. If cannabis related businesses do not recognize the need to market their products, then the market for our cannabis related directory and advertising services may develop more slowly than we expect, which could adversely affect our operating results. Developing and maintaining awareness of our cannabis related directory and advertising services is critical to achieving widespread acceptance of our services. Furthermore, we believe that the importance of product awareness will increase as competition in our market develops. Successful promotion of our services will depend largely on the effectiveness of our marketing efforts and on our ability to develop reliable and useful services, at competitive prices.

If we fail to successfully promote our services, due to a lack of capital or otherwise, or if our expenses to promote and maintain such services are greater than anticipated, our results of operations and financial condition will suffer.

WE FACE COMPETITION FROM BETTER ESTABLISHED COMPANIES THAT MAY HAVE SIGNIFICANTLY GREATER RESOURCES, WHICH COULD PREVENT US FROM GENERATING REVENUE OR ACHIEVING PROFITABILITY.

The market for our services is competitive and is likely to become even more so in the future. Increased competition could result in pricing pressures, reduced sales, reduced margins or the failure of our services to achieve or maintain more widespread market acceptance, any of which would have a material adverse effect on our business, results of operations and financial condition. Our current principal online competitors are Weedmaps and Leafly, each an online directory of medical marijuana dispensaries and doctors. Neither Weedmaps nor Leafly currently serve the legal recreational market. Accordingly, we consider these companies as competitors only with respect to medical dispensaries/doctors, and not otherwise. Currently, Weedmaps and Leafly are much larger than we are and have substantially greater financial resources than we do. We believe that we will be able to compete effectively against these companies with respect to medical dispensaries/doctors, as we expect our pricing to be much lower than that offered by either of them. We are not currently aware of any other online directory of cannabis related products and services.

Many of our current and potential competitors enjoy substantial competitive advantages, such as:

•

greater name recognition and larger marketing budgets and resources;

•

established marketing relationships and access to larger customer bases; and

•

substantially greater financial, technical and other resources.

As a result, these competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

WE MAY NOT BE SUCESSFUL IN SECURING LISTING RENEWALS, IN WHICH CASE OUR REVENUES AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

Our future success depends in part on achieving substantial revenue from listing fees for our cannabis related directory services. We anticipate that any listing fees for these cannabis related directory services will run on a monthly or annual renewal cycle. Our customers will have no obligation to renew their listings upon expiration of the monthly or annual renewal cycle. We cannot assure you that we will generate significant revenue from renewals. In order to achieve our long term revenue objectives, we will need to build a sizable base of customers that renew their listings at the end of each cycle. If we are unable to sell significant renewals, there will be a material adverse effect on our long term revenue potential and our operating results.

OUR TECHNOLOGY MAY FAIL TO KEEP PACE WITH THE RAPID CHANGE ASSOCIATED WITH THE INTERNET.

The success of our cannabis related directories/web portals will depend on the functionality and reliability of the technology incorporated into our websites/portals. Ongoing evolution of the Internet and search technologies will require us to continually improve the functionality, features and reliability of our technology. Any failure of our technology to keep pace with the rapid growth and technological change of the Internet/search technologies will impair the market acceptance of our directory and advertising services, which in turn will harm our business, results of operations and financial condition.

OUR EXISTING PERSONNEL AND INFRASTRUCTURE RESOURCES HAVE BEEN STRAINED BY OUR RECENT BUSINESS ACTIVITIES, AND IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO MANAGE THESE ACTIVITIES, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

We have recently experienced a period of increased operating activity, which has placed, and will continue to place, a strain on our management, administrative, operational and financial infrastructure. Our future success will depend in part upon the ability of our management to manage increased operational activity effectively. This will require us to hire and train additional personnel to manage our expanding operations, for which we do not currently have the necessary capital. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our operational growth, implementation of our business plan will be materially and adversely affected.

THE LOSS OF KEY EMPLOYEES AND TECHNICAL PERSONNEL OR OUR INABILITY TO HIRE ADDITIONAL QUALIFIED PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our success depends in part upon the continued service of our senior management personnel, , including our CEO, John Bluher.. Our success will also depend on our future ability to attract and retain highly qualified technical, managerial and marketing personnel. The market for qualified personnel has historically been, and we expect that it will continue to be, intensely competitive. We cannot assure you that we will continue to be successful in attracting or retaining such personnel. The loss of certain key employees, such as our CEO, or our inability to attract and retain other qualified employees could have a material adverse effect on our business.

IF WE ACQUIRE ANY COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

We may acquire or make investments in complementary companies, services and technologies in the future. We have not made any acquisitions or investments to date, and therefore our ability as an organization to make acquisitions or investments is unproven. Acquisitions and investments involve numerous risks, including:

•

difficulties in integrating operations, technologies, services and personnel;

•

diversion of financial and management resources from existing operations;

•

risk of entering new markets;

•

potential loss of key employees; and

•

inability to generate sufficient revenues to offset acquisition or investment costs.

In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

BECAUSE COMPETITION FOR OUR TARGET EMPLOYEES IS INTENSE, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN THE HIGHLY SKILLED EMPLOYEES WE NEED TO SUPPORT OUR PLANNED GROWTH.

To execute our business plan, we must attract and retain highly qualified personnel. We need to hire additional personnel in virtually all operational areas, including sales and marketing, operations and technical support, customer service and administration. Competition for these personnel is intense, especially for persons with high levels of experience in designing and developing Internet-related services. We cannot assure you that we will be successful in attracting and retaining qualified personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we fail to attract new personnel or retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL.

Our quarterly operating results will likely vary in the future as a result of fluctuations in any revenues and operating expenses. We expect that our operating expenses will increase substantially in the future as we expand our selling and marketing activities, increase our website development efforts and hire additional personnel. In addition, our operating expenses may fluctuate in the future, as a result of the following factors, among others:

•

a concentration of marketing expenses for activities such as trade shows and advertising campaigns;

•

a concentration of general and administrative expenses, such as recruiting expenses and professional services fees; and

•

a concentration of website development costs.

As a result, it is possible that in some future periods, our results of operations may be below the expectations of current or potential investors. If this occurs, the price of our common stock will likely decline.

BECAUSE WE EXPECT TO RECOGNIZE REVENUE FROM ANY FUTURE FEES FOR DIRECTORY LISTINGS RATABLY OVER THE TERM OF THE LISTING AGREEMENT, DOWNTURNS IN SALES MAY NOT BE IMMEDIATELY REFLECTED IN OUR REPORTED REVENUES.

We expect that a substantial portion of our future revenues will come from listing fees from our cannabis related directories (although we currently are not realizing any revenue from this service). Prospective customers will have the option to list on a monthly or an annual basis and may or may not renew their listings at the end of the period. For annual listings, we will bill customers for the entire listing period and would then recognize revenue from those annual listings over the terms of the listing period. As a result, we anticipate that a significant portion of any revenues we report in future quarters will be deferred revenue from listing agreements entered into and paid for during previous quarters. Because of this deferred revenue, the revenues we report in any quarter or series of quarters may mask significant downturns in sales and the market acceptance of our cannabis related directories.

WE MAY BE SUED BY THIRD PARTIES FOR ALLEGED INFRINGEMENT OF THEIR PROPRIETARY RIGHTS.

The Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of entrants into our market increases, the possibility of an intellectual property claim against us grows. Our technologies and services may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing our business plan and thus could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW SERVICES OR ENHANCEMENTS TO OUR EXISTING SERVICES AT A RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET.

Our future success depends on our ability to develop new services or enhancements to our existing services that keep pace with rapid technological developments and that address the changing needs of our customers. We will need to continuously modify and enhance our technologies to keep pace with changes in Internet-related software, browser and search engine technologies. We may not be successful in either developing such services or timely introducing them to the market. In addition, uncertainties about the timing and nature of new technologies, or modifications to existing technologies, could increase our research and development expenses. The failure of our services to operate effectively with existing and future technologies will limit or reduce the market for our services, result in customer dissatisfaction and seriously harm our business, results of operations and financial condition.

OTHER VENDORS MAY DEVELOP SERVICES SIMILAR TO OURS, AND THEREBY REDUCE DEMAND FOR OUR SERVICES.

In the future, search engine providers may enhance or develop services that include functions that are currently provided by our services. If users of our directories are able to effectively locate cannabis related products and services through advanced search engine applications, the demand for our and services could decrease. Furthermore, even if our technology provides greater functionality and is more effective than services offered by search engine companies, potential customers might accept this limited functionality in lieu of purchasing enhancements of our services.

OUR SYSTEMS MAY BE VULNERABLE TO SECURITY RISKS OR SERVICE DISRUPTIONS THAT COULD HARM OUR BUSINESS.

The servers we utilize are vulnerable to physical or electronic break-ins and service disruptions, which could lead to interruptions, delays, loss of data or the inability to process searches. Such events could be very expensive to remedy, could damage our reputation and could discourage existing and potential customers from using our services. We may experience break-ins in the future. Any such events could substantially harm our business, results of operations and financial condition.

BECAUSE OUR SYSTEMS ARE COMPLEX AND MAY BE DEPLOYED IN A WIDE VARIETY OF ENVIRONMENTS, THEY MAY HAVE ERRORS OR DEFECTS THAT USERS IDENTIFY AFTER DEPLOYMENT, WHICH COULD HARM OUR REPUTATION AND OUR BUSINESS.

Systems as complex as ours frequently contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found errors/defects in our systems, and we may find such errors/defects in the future. The occurrence of errors/defects could adversely affect sales of our services and divert the attention of web development personnel from our website development efforts and cause significant customer relations problems.

RISKS RELATED TO OUR INDUSTRY

EVOLVING REGULATION OF THE CANABIS INDUSTRY MAY AFFECT US ADVERSELY.

Laws governing the sale and distribution of cannabis related products are currently in flux. Recreational use of cannabis is currently legal in four states (Colorado, Washington, Oregon and Alaska), and medical marijuana is currently legal in 22 states. The US federal government does not currently recognize the legality of medical or recreational marijuana. As regulation of cannabis continues to evolve, increasing regulation by federal and state agencies becomes more likely. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from state to state and inconsistently with our current policies and practices. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection that could affect us.

Imposition of Internet and cellular use or other charges imposed by government agencies or by private organizations for accessing the Internet and cellular services could have a negative impact on our business. Laws and regulations applying to the solicitation, collection or processing of personal or consumer information could affect our activities. Furthermore, any regulation imposing additional fees for Internet or cellular use could result in a decline in the use and viability of Internet and cellular communications, which could have a material adverse effect on our business, results of operations and financial condition.

THE SUCCESS OF OUR BUSINESS DEPENDS IN PART ON THE CONTINUED GROWTH AND ACCEPTANCE OF THE INTERNET AND CELLULAR TECHNOLOGY AS INFORMATION GATHERING TOOLS.

Our revenues will depend in part on the continued acceptance of the Internet and cellular services as information gathering tools for individuals. The Internet and cellular systems may not continue to be viable media due to inadequate development of the necessary infrastructure, or timely development of complementary products, such as high-speed modems. Additionally, the Internet and cellular systems could be adversely affected as information tools due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet/cellular activity, security, reliability, cost, ease-of-use, accessibility, and interest in Internet usage and quality-of-service. If the Internet and cellular services do not continue to be widespread informational media, demand for our Internet based directory and advertising services could be significantly reduced, which could have a material adverse effect on our business, results of operations and financial condition.

DIVIDEND POLICY

We have not declared or paid cash dividends on shares of our capital stock. We currently intend to retain any earnings to develop and expand our business, and do not anticipate paying cash dividends in the foreseeable future. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, our operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and other factors our board of directors deems relevant.

USE OF PROCEEDS

The proceeds from the resale of the Shares under this prospectus are solely for the account of the Selling Stockholders. Accordingly, we will receive no proceeds from this offering.

SELLING SECURITY HOLDERS

The Company has included in this prospectus up to 23,046,800 shares, which consist primarily of shares of Common Stock which were originally issued pursuant to private offerings with selected accredited investors.

See “Description of Securities to be Registered”.

Each investor in the private placement represented to us that it was an accredited investor and that it was acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act or any applicable state securities laws.

The following table sets forth certain information regarding the Selling Stockholders, the Shares that may be offered by this prospectus, as well as other shares of Common Stock beneficially owned by them as of November 15,2014. Selling Stockholders may offer Shares under this prospectus from time to time and may elect to sell none, some or all of the Shares set forth below. As a result, we cannot estimate the number of Shares of Common Stock that a Selling Stockholder will beneficially own after termination of sales under this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the Shares covered by this prospectus will be held by the Selling Stockholders. In addition, a Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s Shares since the date on which they provided information for this table. We are relying on the Selling Stockholders to notify us of any changes in their beneficial ownership after the date they originally provided this information. See “Plan of Distribution.” Unless otherwise disclosed in the footnotes to the table below, except for the ownership of the Common Stock, the Selling Stockholders have not had any material relationship with us within the past three years.

Selling Stockholder(1)	Number of Shares Beneficially Owned before Offering	Number of Shares Covered by This Prospectus	Number of Shares Beneficially Owned After Offering(2)	Percentage of Shares Beneficially Owned After Offering(3)

Alan R Davidson Revoc. Trust	604,800	294,800	310,000	*
Allan Rothwell Qualified Annuity Trust	50,000	50,000	-	*
Backus, Mark	20,000	20,000	-	*
Baduy, Rocio	20,000	20,000	-	*
Baer, Scott	227,000	200,000	27,000	*
Barnett, Eliot	400,000	400,000	-	*
Barragan, James and Nancy	400,000	400,000	-	*
Barth, Lauren	100,000	100,000	-	*
Bergman, Richard	50,000	50,000	-	*
Bluher, John(4)	750,000	150,000	600,000	*
Buck, Adam Christopher	240,000	240,000	-	*
Burningham, Leonard	65,000	34,500	30,500	*
Cabler, James and Patricia	70,000	20,000	50,000	*
Carlisle Capital	40,000	40,000	-	*
Cox, Trace	60,000	60,000	-	*
Crance, Janet	350,000	350,000	-	*
Davidson, Margaret	40,000	40,000	-	*
Delgado, Cesar	20,000	20,000	-	*
Delgado, Leni	20,000	20,000	-	*
Early, John	125,000	125,000	-	*
Enomoto, Hideharu	500,000	100,000	400,000	*
Feinstein, Stanley	20,000	20,000	-	*
Financial Trading Consultants Pension Plan	1,343,500	275,000	1,068,500	1.0%
Frenkel, Leon(5)	3,990,800	2,300,000	1,690,800	1.6%
Frenkel 2012 Family Trust	250,000	250,000	-	*
Frey, Thomas	150,000	150,000	-	*
Fritts, Earl and Marianne	80,000	80,000	-	*

Gage, Donald	405,725	200,000	205,725	*
Gauld, Douglas	20,000	20,000	-	*
Gauld, Stuart	24,200	20,000	4,200	*
Goodman, Robyn	100,000	100,000	-	*
Gorman, Daniel	20,000	20,000	-	*
Gorman, Dennis	100,000	100,000	-	*
Gorman, John(6)	100,000	100,000	-	*
Grossman, Carrie	50,000	50,000	-	*
Grossman, Judy	200,000	200,000	-	*
Grossman, Lisa	50,000	50,000	-	*
Grossman, Robin	40,000	40,000	-	*
Grossman, Walter	50,000	50,000	-	*
Hardt, Herbert	200,000	80,000	120,000	*
Henderson, Maria	20,000	20,000	-	*
High Capital Funding	100,000	100,000	-	*
Howells, Thomas(7)	175,000	93,000	82,000	*
Hughes, Kurtis	500,000	100,000	400,000	*
James, Thomas	40,000	40,000	-	*
Jensen, Travis(8)	150,000	79,500	70,500	*
JSL Kids Partners	200,000	200,000	-	*
Kahn, Bertha Roxane	20,000	20,000	-	*
Kantor, Robert	100,000	100,000	-	*
Leland Martin Capital Partners LLC	200,000	200,000	-	*
Lemak, John	1,600,000	400,000	1,200,000	1.5%
Lindahl, Laurence	198,000	198,000	-	*
Lubovich, Kevin	40,000	40,000	-	*
Maas, Timothy	10,000	10,000	-	*
Majane, Paul	40,000	40,000	-	*
Maple, Kelley Renee	100,000	100,000	-	*
Martin, Sean	250,000	250,000	-	*
Meltzer, Deborah	84,000	84,000	-	*
Merger Masters Int'l Pension Plan	623,200	267,000	356,200	*
Minkovsky, Yuri	200,000	200,000	-	*
Moni, Charles	190,000	190,000	-	*
Nazario, Carlos	20,000	20,000	-	*
Nossiff, John(9)	100,000	100,000	-	*
Orr, Robert	40,000	40,000	-	*
Palmer, Sarah	350,426	245,000	105,426	*
Park, Kae(10)	69,000,000	4,740,000	64,260,000	62.2%
Pasternak, Alla	200,000	200,000	-	*
Postlethwait, Daniel	100,000	100,000	-	*
Postlethwait, Randall	100,000	100,000	-	*
Rosen, Marvin	20,000	20,000	-	*
Rothwell, John David	50,000	50,000	-	*
Salvatore, James	50,000	50,000	-	*
Sandor Capital Master Fund	1,000,000	1,000,000	-	*
Shapiro, Dina C/F Alexandra Fried	76,700	50,000	26,700	*
Shapiro, Dina C/F Annalise Fried	76,700	50,000	26,700	*
Shapiro, Howard(11)	4,616,100	1,318,000	3,298,100	3.2%
Shapiro, Howard C/F David Shapiro UGMA NY	101,500	50,000	51,500	*
Shapiro, Howard and Dina	101,500	50,000	51,500	*
Shapiro, Howard and Pamela	101,500	50,000	51,500	*
Smart, Matthew	200,000	200,000	-	*
Torrence, Steven	40,000	40,000	-	*
Triage Capital Management	200,000	200,000	-	*
Trimble, Kelly(12)	175,000	93,000	82,000	*
Troggio, Dennis	400,000	400,000	-	*
Udis, Andrew	20,000	20,000	-	*
Valdivieso, Brenda	20,000	20,000	-	*
Venners, John(13)	2,000,000	200,000	1,800,000	1.7%
Viera, Maximiliano	250,000	250,000	-	*
Wealthcorp LLC(14)	1,600,000	1,600,000	-	*

Winterwalk LLC(14)	1,400,000	1,400,000	-	*
Woo, Kaye	150,000	150,000	-	*
Zimmerman, Jeffrey	650,000	650,000	-	*
Zulia, Stacy	20,000	20,000	-	*

	99,415,651	23,046,800	76,368,851

*Represents less than 1.0%.

(1)

If required, information about other selling security holders, except for any future transferees, pledgees, donees or successors of Selling Stockholders named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.

(2)

This number assumes the sale of all Shares offered by this prospectus.

(3)

This percentage is based upon 103,269,196 shares of Common Stock outstanding as of November 15, 2014.

(4)

John Bluher is our CEO and is a member of our board of directors. He is also Chairman of the Board of Kuboo, Inc., a significant shareholder.

(5)

Includes 1M shares held of record by Periscope Partners, as to which the selling shareholder shares voting and investment control.

(6)

John Gorman is our former President and a former member of our board of directors.

(7)

Tom Howells is a former member of our board of directors and a former significant shareholder.

(8)

Travis Jenson is our former President, a former member of our board of directors and a former significant shareholder.

(9)

John Nossiff is a partner in the Nossiff Law Firm, LLP, outside legal counsel to the Company.

(10)

Kae Park is our majority shareholder.

(11)

Includes the following shares, as to which the selling stockholder has voting and investment control: Howard Shapiro, C/F David Shapiro (101,500 shares); Howard and Dina Shapiro (101,500 shares); Dina Shapiro, C/F Alexandra Fried (76,700 shares); Dina Shapiro, C/F Annalise Fried (76,700 shares); Howard and Pamela Shapiro (101,500 shares); FTC Pension Plan (1,343,500 shares); and Merger Masters International Pension Plan (623,200 shares).

(12)

Kelly Trimble is a former significant shareholder.

(13)

John Venners is our former President and is a member of our board of directors. He is also President of Kuboo, Inc., a significant shareholder.

(14)

Christopher Walkup is a managing member of each of Wealthcorp, LLC and Winterwalk, LLC. Consequently, he would be deemed under applicable SEC regulations to be the beneficial owner of the shares of common stock held of record by each of such entities.

PLAN OF DISTRIBUTION

The Shares offered by this prospectus may be sold by the Selling Stockholders. Such sales may be made in one or more transactions at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, and may be made in the over-the-counter market or any exchange on which our Common Stock may then be listed, or otherwise. In addition, the Selling Stockholders may sell some or all of the Shares through:

•

a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•

purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•

ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•

negotiated transactions;

•

In a combination of any of the above methods of sale; or

•

any other method permitted under applicable law.

The Selling Stockholders may also engage in short sales against the box, puts and calls and other hedging transactions in the Shares or derivatives of the Shares and may sell or deliver the Shares in connection with these trades. For example, the Selling Stockholders may:

•

enter into transactions involving short sales of our Common Stock by broker-dealers;

•

sell our Common Stock short themselves and redeliver any portion of the Shares to close out their short positions;

•

enter into option or other types of transactions that require the Selling Stockholder to deliver Shares to a broker-dealer, who will then resell or transfer the Shares under this prospectus; or

•

loan or pledge Shares to a broker-dealer, who may sell the loaned Shares or, in the event of default, sell the pledged Shares.

There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them.

The Selling Stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Stockholders may allow other broker-dealers to participate in resales. However, the Selling Stockholders and any broker-dealers involved in the sale or resale of the Shares may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

The Selling Stockholder(s) will be subject to the prospectus delivery requirements of the Securities Act, unless exempted therefrom.

In addition to selling the Shares under this prospectus, the Selling Stockholders may:

•

transfer their Shares in other ways not involving market makers or established trading markets, including, but not limited to, directly by gift, distribution, privately negotiated transactions in compliance with applicable law or other transfer; or

•

sell their Shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Each Selling Stockholder will bear all expenses with respect to the offering of the Shares by such Selling Stockholder.

Each Selling Stockholder will be subject to the applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the Shares from time to time under this prospectus after an amendment has been filed under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledge, transferee or other successors in interest as “Selling Stockholders” under this prospectus.

The Selling Stockholders also may transfer the Shares in other circumstances, in which case the respective pledgees, donees, transferees or other successors in interest may be the selling beneficial owners for purposes of this prospectus and may sell such Shares from time to time under this prospectus after an amendment or supplement has been filed under Rule 424(b) or other applicable provision of the Securities Act amending or supplementing the list of Selling Stockholders to include the pledge, transferee or other successors in interest as “Selling Stockholders” under this prospectus.

We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the Shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Once sold under the registration statement of which this prospectus is a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Description of Capital Stock

The following is a summary of the rights of our capital stock and certain provisions of our articles of organization, as amended, and by-laws. For more detailed information, please see our articles of organization, as amended, and by-laws filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock currently consists of 200 million shares of common stock.

As of November 30, 2014, we had 103,269,196 shares of common stock outstanding, held of record by 153 shareholders (includes the 78,500,000 shares of common stock that were issued in connection with the acquisition of Internet domains on June 23, 2014).

Description of Common Stock

Voting

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election.

Dividends

Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors. We have no current intention to pay dividends.

Liquidation and Dissolution

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

BUSINESS

Our Company

Northsight Capital, Inc. is a Nevada Corporation formed in May, 2008. On June 23, 2014, the Company completed the acquisition of approximately 7,500 cannabis related Internet domain names from Kae Yong Park, an individual who became our majority shareholder as a result of the acquisition. Currently, we own approximately 9,600 cannabis related internet domain names. In consideration of the acquisition of the 7,500 cannabis related Internet domain names from Kae Park, the Company:

•

Issued an aggregate of 78.5 million shares of its common stock to Ms. Park;

•

Issued to the seller a promissory note in the principal amount of $500,000. The note was amended and restated to provide that the first $100,000 installment payment due under the Note would be made July 25, 2014 (earlier than required), in exchange for which Kae Yong Park agreed to waive all interest due over the term of the note. Kae Yong Park has waived the requirement that the Company pay the $100,000 due under the Amended and Restated Note, until August 25, 2014. Such $100,000 has since been paid to Ms. Park. The remaining balance of $400,000 is payable in thirty-six equal monthly installments, commencing on the fifteenth day following the first month the Company realizes at least $150,000 in gross revenue;

•

Agreed to pay a monthly royalty equal to the product of (i) six percent (6%) and (ii) the excess of the gross monthly revenue over $150,000. The royalty payment shall be payable for a period of thirty-six months from and after the first month in which the Company’s gross revenues are in excess of $150,000.

In addition, Ms. Park is required to provide such consulting services as the Company may require during the twelve month period following the closing of the acquisition. In consideration for these services, the Company is required to pay the Ms. Park $9,500 per month, for a period of twelve months, commencing on the closing date and, on the first of each month thereafter. Ms. Park is also entitled to “piggyback” registration rights on the Securities Act registration statement of which this prospectus is a part, with respect to eight million shares of common stock issued to the seller. The Company is obligated to bear all registration expenses of such piggyback registration, other than underwriting discounts and commissions and any legal fees incurred by the seller.

The Company was previously a “shell company” within the meaning of applicable securities laws. The Company has ceased to be a “shell company” within the meaning of applicable securities laws in that the Company has raised capital, hired employees, leased space, acquired domain names, including prior to the acquisition described herein, engaged consultants and advisors, completed the construction and launch of several web portals, including “WeedDepot.com” and “TheMarijuanaCompanies.com”, conducted sales and marketing related activities, and negotiated vendor relationships.

The Company intends to build a variety of websites/portals around these domain names. These websites/portals will serve as directories for businesses engaged in the lawful sale and distribution of cannabis and hemp related products and services.

Products and Services

The Company’s principal business is to provide a wide variety of online directories for a broad range of businesses engaged in the lawful sale and distribution of cannabis and hemp related products.

The following constitute the Company’s major product categories: a monthly listing in one or more of the Company’s online directories, paid advertising in one or more of the Company’s online directories and leasing to customers one or more Internet domain names for the customer’s exclusive use.

The principal markets for the Company’s services are businesses that are engaged in the lawful sale and distribution of cannabis and cannabis related products and wish to (i) be included in one or more of the Company’s state based online directories, (ii) advertise in the Company’s online directories or (iii) lease one or more internet domain names from the Company.

A list of the approximately 7,500 internet domain names we acquired from Kae Yong Park (who became our majority shareholder in connection with the acquisition) is filed as Exhibit 99.3 to the Current Report on Form 8-K filed with the Commission June 25, 2014. We currently own approximately 9,600 cannabis related internet domain names.

Domain names we do not lease to customers will point to one or more of our websites based on the relevance of the internet domain name to the particular website.

A list of Web Sites we intend to construct is as follows:

•

WeedMedia.com

•

MarijuanaAds.com

We have already launched the following websites:

•

WeedDepot.com

•

RateMyStrain.com

•

420Careers.com

•

MJBizWire.com

•

MarijuanaRecipes.com

Weed Depot is a unique smart phone and internet platform directory with geo-mapping for dispensaries, doctors and clinics, head shops, tattoo parlors, and vape lounges. For mobile use. www.WeedDepot.com can be downloaded at Apple Apps and Google Play.

RateMyStrain.com- A site on which individuals or dispensaries can rate or insert new strains commenting on their use and effect. Contains over 800 strains and descriptions.

MarijuanaRecipes.com - A web site where subscribers can find hundreds of recipes and ingredients for creating snacks, meals and deserts using infused cannabis.

420Careers.com- for anyone looking to hire or seeking a job in the cannabis space.

MJBizWire.com- Distribution of new events for companies in the cannabis space. Similar to PR Newswire, etc.

Marketing and Distribution

We intend to market and distribute our services primarily through the following methods:

•

Direct Sales

•

Internet based advertising

•

Social Media based campaigns

•

Attendance at trade related shows

•

Radio and TV Advertising

•

Advertising in Industry based publications

Competition

We expect to compete for consumer traffic with traditional, offline local business guides and directories and with other online providers of local and web search on the basis of a number of factors, including the reliability of our content, and the breadth, depth and timeliness of information. We also expect to compete for a share of local businesses’ overall advertising budgets with traditional, offline media companies and other Internet marketing providers on the basis of a number of factors, including the comprehensive nature of our online directories, effectiveness of our advertising solutions and our pricing structure. Our competitors are expected to include the following types of businesses:

(1)

Offline. We expect to compete with offline media companies and service providers who may have existing advertising relationships with local businesses. Services provided by competitors are expected to range from yellow pages listings to direct mail campaigns to advertising and listings services on local newspapers, magazines, television and radio.

(2)

Online. We expect to compete with Internet search engines, such as, Google, Yahoo! and Bing. We also expect to compete with various other online service providers and review and social media websites.

Currently, the Company’s primary online competitors are Weedmaps and Leafly, each an online directory of medical marijuana dispensaries and doctors. Neither Weedmaps nor Leafly currently serve the legal recreational market. Accordingly, we consider these companies a competitor only with respect to medical dispensaries/doctors, and not otherwise. Currently, Weedmaps and Leafly are much larger than we are and have substantially greater financial resources than we do. We believe that we will be able to compete effectively against these companies with respect to medical dispensaries/doctors, as we expect our pricing to be much lower than that offered by either of them. The Company is not currently aware of any other online directory of cannabis related products and services.

Customers

As we are a newly established business, we have not yet realized revenues from our operations. We expect our customers to consist of the various businesses engaged in the lawful sale and distribution of cannabis and hemp related products, including retail shops, medical dispensaries, head shops, growers, distributors, suppliers, vendors, and the like. Our customers may also include legal, marketing, and event production companies seeking to serve the cannabis industry.

To the extent practicable from a business standpoint, we intend to diversify our customer base, so that we are not dependent on any particular customer.

Personnel

As of November 30, 2014, we employed 6 full time persons.

Website/Portal Development

During 2015, we expect to incur aggregate website development costs and expenses of approximately $175,000 related to the development of our websites and related technology and services. Our ability to engage in planned website and related technology development is subject to the availability of sufficient funds, which we currently do not have. If we are unable to fund necessary research and development, we will be at a competitive disadvantage and our business will be materially and adversely affected.

Intellectual Property

In general, we rely primarily on a combination of trade secrets, copyright and trademark laws, and confidentiality procedures to protect our technology. Due to the technological change that characterizes our business, we believe that the improvement of existing services, reliance upon trade secrets and proprietary know-how and the development of new services are generally as important as patent protection in establishing and maintaining a competitive advantage.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which we operate. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the Internet, media and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. We may in the future face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors and non-practicing entities. As we face increasing competition and as our business grows, we will likely face claims of infringement.

Governmental Regulation

In general, as a company conducting business on the Internet, we are subject to a number of foreign and domestic laws and regulations relating to consumer protection, information security, data protection and privacy, among other things. In the area of information security and data protection, for example, the laws in several states require companies to implement specific information security controls to protect certain types of information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their information. Foreign data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. Any failure on our part to comply with these laws may subject us to significant liabilities.

In addition, laws governing the sale and distribution of cannabis related products are currently in flux. Recreational use of cannabis is currently legal in four states, and medical marijuana is currently legal in 22 states. The US federal government does not currently recognize the legality of medical or recreational marijuana.

Many of these laws and regulations are still evolving and could be interpreted in ways that could harm our business. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection that could affect us. For example, the European Commission is currently considering a data protection regulation imposing operational requirements on companies that receive personal data. The proposed requirements are different from those currently in place in the European Union, and the regulation may also include significant penalties for non-compliance.

We will not at any time engage in the sale or distribution of cannabis or cannabis related products.

Seasonality

As we are a newly established business, we have not yet realized revenues from our business operations. Accordingly, we do not yet have a historical basis to determine whether our revenue will be subject to seasonal fluctuation.

Available Information

More information about us can be found by visiting our corporate Internet site, www.themarijuanacompanies.com. The public may read and copy any materials we file with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing, at the SEC’s Public Reference Room at 100 F St., NE, Washington, DC 20549, on official business days during the hours of 10 AM to 3 PM. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing, proxy and information statements, and other information regarding the Company and other issuers that file electronically with the SEC.

FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion includes forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements.

Overview

On June 23, 2014, the Company acquired approximately 7,500 cannabis related Internet domain names from Kae Yong Park (who became our majority shareholder in connection with such acquisition). The list of domain names we acquired is filed as Exhibit 99.3 to the Form 8-K Current Report filed with the Commission on June 25, 2014. In consideration of the acquisition of these assets from Kae Yong Park, we issued her 78.5 million shares of our common stock. In addition, we issued a promissory note in the aggregate principal amount of $500,000, the payment of $400,000 of which is contingent upon our achieving $150,000 in monthly revenues. See Note 7 (Notes Payable Related Party) and Note 11 (Commitments and Contingencies), in each case to the financial statements for the quarter ended September 30, 2014 filed herewith.

The note was amended and restated to provide that the first $100,000 installment payment due under the Note would be made July 25, 2014 (earlier than required), in exchange for which Kae Yong Park agreed to waive all interest due over the term of the note. Kae Yong Park has waived the requirement that the Company pay the $100,000 due under the Amended and Restated Note, until August 25, 2014. Such $100,000 has since been paid to Ms. Park. The remaining balance of $400,000 is payable in thirty-six equal monthly installments, commencing on the fifteenth day following the first month the Company realizes at least $150,000 in gross revenue.

The Company has already launched several websites and portals and intends to build additional websites/portals around its owned internet domain names. These websites/portals will serve as directories for businesses engaged in the lawful sale and distribution of cannabis and hemp related products.

The Company was previously a “shell company” within the meaning of applicable securities laws. The Company has ceased to be a “shell company” within the meaning of applicable securities laws in that the Company has raised capital, hired employees, leased space, acquired domain names, including prior to the acquisition described herein, engaged consultants and advisors, completed the construction and launch of its primary website, “WeedDepot.com’, conducted extensive sales and marketing related activities, and negotiated vendor relationships.

Recent Developments

In addition to the asset acquisition and commencement of business operations described above, the Company has since March, 2014 sold 9,259,000 shares of its common stock, for aggregate gross proceeds of $2,266,000 , including 975,000 shares sold upon exercise of outstanding warrants to purchase common stock at an exercise price of $.20 per share. The Company has been using these funds for acquisition of domain names, website development and working capital purposes.

Critical Accounting Policies and Significant Judgments and Estimates

The Securities and Exchange Commission (“SEC”) issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require the application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are described below. We anticipate that the following accounting policies will require the application of our most difficult, subjective or complex judgments:

Basis of Presentation - Development Stage Company

The Company has not yet earned any revenue from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Company” as set forth in Financial Accounting Standards Board ASC 915. Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

On June 10, 2014, the Financial Accounting Standards Board (FASB) issued a new accounting standard that reduces some of the disclosure and reporting requirements for development stage entities. The change will be effective for interim and annual reporting periods beginning after December 15, 2014. As of such date, among other things, development stage entities will no longer be required to report inception-to-date information.

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards ASC 740 Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. There were no current or deferred Income tax expenses or benefits, as the Company did not having any material operations for the period ended December 31, 2013.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying unaudited condensed financial statements and the accompanying notes. Actual results could differ materially from those estimates. On an ongoing basis, we evaluate our estimates, including those related to fair values of financial instruments, taxes, and contingent liabilities, among others. We base our estimates on the limited historical experience we have and on other assumptions that are believed to be reasonable, the results of which formed the basis for making judgments about the carrying values of our assets and liabilities.

Results of Operations

As we only established our business operations in March, 2014 (and were a shell company prior to such date), we have no meaningful historical business operations, with which to compare the current annual and interim periods. Since we have no comparable historical business operations, except as otherwise disclosed below, the following disclosure omits discussion of income from continuing operations, expenses and other matters related to “results of operations,” as well as information relating to the statement of cash flows, as we do not believe that analysis of this information would be meaningful to investors.

Liquidity and Capital Resources

As of December 4, 2014, we had cash on hand of approximately $182,000. Consequently, we have an immediate and urgent need for additional capital. Our cash on hand represents proceeds remaining from the sale of 9,259,000 shares of common stock, for aggregate gross proceeds of $2,266,000, including 975,000 shares sold upon exercise of outstanding warrants to purchase common stock at an exercise price of $.20 per share.

As we only recently commenced our business operations in March, 2014, we have not yet realized any operating revenues. We are however incurring significant costs and expenses in connection with the establishment of our new business, implementation of our business plan and ongoing compliance costs associated with being a public company. Consequently, we are currently experiencing negative cash flows from operations.

During the three and nine months ended September 30, 2014, our operating activities used $568,460 in cash (or approximately $189,000 per month) and $804,605 in cash (about $89,000 per month), respectively. The increase in cash used during the third quarter reflects the expansion of our operating activities during such quarter, as compared with the quarter ended June 30, 2014. Our operations will use increasing amounts of cash in coming quarters as we further ramp up our operations, at least until we are able to generate revenue from our operating activities.

During the three and nine months ended September 30, 2014, our investing activities (comprised primarily of website development and domain name purchases) used $169,542 (or approximately $57,000 per month) and $428,022 (or approximately $48,000 per month), respectively.

Accordingly, during the three and nine months ended September 30, 2014, our operating and investing activities used in the aggregate approximately $738,000 (or $246,000 per month) and approximately $1,233,000 (or $137,000 per month), respectively. We expect our operating and investing activities to consume an increasing amount of cash as we continue to ramp up our operating activities.

Our operations will use increasing amounts of cash in coming quarters as we further ramp up our operations, unless and until we are able to generate revenue from our operating activities. For example, in August, 2014, we hired a new CEO, at a monthly base salary of approximately $28,500 (including a $3,500 non-accountable expense allowance), representing a significant increase in our monthly operating cash requirements.

As noted above, as of December 4 2014, we had approximately $182,000 in cash on hand. We believe that these funds should be sufficient to enable us to fund our business operations on a scaled back basis through the remainder of calendar 2014. However, our current cash on hand is insufficient to fund our operations and the implementation of our business plan beyond December, 2014. As a result, we have an immediate and urgent need for additional funds. We are seeking to raise funds from third parties, either in the form of debt or equity.

In the event we do not generate sufficient funds from revenues or financing through the issuance of common stock or from debt financing, we may be unable to fully implement our business plan and pay our obligations as they become due, any of which circumstances would have a material adverse effect on our business prospects, financial condition, and results of operations. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities. See Note 2 to the Financial Statements - Liquidity/Going Concern.

In order to remedy this liquidity deficiency, we need to raise additional capital immediately, and ultimately we will need to generate substantial positive operating cash flows. Our internal sources of funds will consist of cash flows from operations, but not until we begin to realize substantial revenues from the sale of services. As previously stated, we currently have no revenue, and our operations are generating negative cash flows, and thus adversely affecting our liquidity. We intend to raise additional funds through equity and/or debt financing. In addition, we expect that our operations will begin to generate revenues during the second half of 2015, which should ameliorate our liquidity deficiency.  If we are unable to raise additional funds in the near term, we will not be able to implement our business plan, and it is unlikely that we will be able to continue as a going concern.

Subject to the availability of funds, which we currently do not have, we expect to incur approximately $175,000 in website development expenditures over the next 12 months. The purpose of these capital expenditures will be for the development of various Websites/portals we intend to create and acquisition of additional domain names.

We expect to fund these capital expenditures through a combination of cash flows from operations and proceeds from equity financing. If we are unable to generate positive cash flows from operations, and/or raise additional funds (either through debt or equity), we will be unable to fund our website development expenditures, in which case, there could be an adverse effect on our business and results of operations.

As stated above, we recently raised an aggregate of $2,266,000 from the sale of 9,259,000 shares of common stock. We expect to raise additional funds in the near term from the further sales of shares of common stock. Additional sales of common stock will reduce the percentage interest of existing shareholders in our company. Although it is possible, we do not believe it is likely that we will raise funds through the sale of debt securities in the near term.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as defined in Item 303(a) (4) (ii) of the SEC’s Regulation S-K.

PROPERTIES

We are headquartered in Scottsdale, Arizona where we rent space from Kuboo, Inc., our former parent company and a significant shareholder. Through June 30, 2014, we were renting approximately 1,150 square feet of space on a month-to-month basis for $3,500 per month. Effective July 1, 2014, we began renting approximately 3,235 square feet of space for monthly rent of $4,500. Under this arrangement, the landlord pays taxes, utilities and maintenance and repairs. The monthly rent also includes internet, a shared conference room and employee lounge area.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information concerning beneficial ownership of our common stock as of November 30, 2014, for (i) each person named in the “Summary Compensation Table” as a Named Executive Officer, (ii) each director individually, (iii) all directors and executive officers as a group, and (iv) each person known by us to beneficially own more than 5% of our outstanding common stock. The address for our executive officers and directors is in care of Northsight Capital, Inc., 7740 East Evans Rd., Scottsdale, AZ 85260.

Name of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership	Percent of Class

Kae Park PO Box 14110 Scottsdale, AZ 85260	69,000,000	66.8

John Bluher	750,000	*

John Venners	2,000,000	1.9

Randy R. Rhoden	-0-

Kuboo, Inc.	5,970,000	5.8

All Directors and executive officers as a group (3 persons)	2,750,000	2.7%

* Less than one percent (1%).

(1)

Based upon information furnished by the persons listed. Except as otherwise noted, all persons have sole voting and investment power over the shares listed. A person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

(2)

There were 103,269,196 shares of our common stock outstanding on November 30, 2014 (includes 78,500,000 shares of common stock that were issued in connection with the closing of the acquisition on June 23, 2014).

DIRECTORS and EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of the date of the registration statement of which this prospectus forms a part:

Name	Age	Position
John Bluher	56	CEO and Director

John Venners	65	Director

Randy R. Rhoden	60	Director

Compliance with Section 16(A) Of the Securities Exchange Act Of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires our Directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities (collectively, "Section 16 reporting persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of any such reports furnished to us, none of the Section 16 reporting persons failed to file on a timely basis reports required by Section 16(a) of the Exchange Act with respect to our most recent fiscal year, except that (i) Kae Park, our majority shareholder, failed to include two transactions (dispositions) in a Form 4 Statement of Change of Beneficial Ownership, which was subsequently corrected by an Amendment of her Form 4 and (ii) John Bluher, our CEO filed his Form 3 Initial statement of Beneficial Ownership late and filed a Form 4, Statement of Change of Beneficial Ownership late (one transaction (acquisition) was reported late).

Code of Ethics

We are in the process of establishing a Code of Ethics.

Procedures for Security Holders to Nominate Directors

Our bylaws do not provide a procedure for Stockholders to nominate directors. The Board of Directors does not currently have a standing nominating committee. The Board of Directors currently has the responsibility of selecting individuals to be nominated for election to the Board of Directors. Qualifications considered by the Directors in nominating an individual may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, reputation, civic, community and industry relationships and industry knowledge. In nominating an existing director for re-election to the Board of Directors, the Directors will consider and review an existing director’s Board and Committee attendance, performance and length of service.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to our former Presidents and to each of the two most highly compensated executive officers (collectively, the “Named Executive Officers”) during or with respect to the fiscal year ended December 31, 2012 and 2013.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	Non-Equity Incentive Plan(1)	All other compensation(2)	Total
John Gorman(1)	2013	-	-	-	-	-
Former President, Treasurer	2012	-	-	-	-	-
John Venners(2)	2013	-	-	-	-	-
Former President	2012	-	-	-	-	-

(1)

Mr. Gorman became our President, Secretary and Treasurer on March 24, 2014 and resigned on August 18, 2014, following the appointment of John Bluher as our CEO. Mr. Gorman did not receive any compensation with respect to the year ended December 31, 2013. Mr. Gorman was through the date of his resignation being paid an annual salary of $36,000 for serving as our part time and interim President, treasurer and Secretary.

(2)

Mr. Venners resigned from his position as President, Treasurer and Secretary on March 24, 2014.

On August 13, 2014, John Bluher became our CEO. His original agreement provided for a base salary of $25,000 per month, a non-accountable monthly expense allowance of $2,500, 400,000 shares of our common stock upon becoming CEO, and the issuance of an additional 750,000 shares of common stock in three equal installments of 250,000 each on October 1, 2014, January 1, 2015 and April 1 2015. A copy of his agreement is filed as an exhibit to the registration statement of which this prospectus is a part. Mr. Bluher’s non-accountable monthly expense allowance has since been increased to $3,500.

Narrative Compensation Disclosure

Mr. Bluher has been appointed as our CEO for an initial annual compensation of $342,000 (comprised of $300,000 base salary and $42,000 annual non accountable expense allowance). In addition, Mr. Bluher’s agreement provides for the following equity compensation: 400,000 shares of our common stock upon becoming CEO, and the issuance of an additional 750,000 shares of common stock in three equal installments of 250,000 each on October 1, 2014, January 1, 2015 and April 1, 2015. The Board of Directors, which also functions as our Compensation Committee, intends to adopt a performance-based bonus program for the Company’s executive officers.

Retirement Plan

We do not currently have any retirement plan, but we expect to adopt one in the near term.

Option Grants in the Last Fiscal Year

No Stock Appreciation Rights (“SARs”) or options to purchase our stock were granted to the Named Executive Officers during the fiscal years ended December 31, 2012 and 2013.

Director Compensation

No compensation was paid to any director for serving as such, with respect to the fiscal years ended December 31, 2012 and 2013.

Through November 30, 2014, Directors who were compensated as employees received no additional compensation for service on our Board of Directors. The Board of Directors plans to establish a compensation plan for nonemployee directors, in connection with our appointment of such director(s).

It is anticipated that each non-employee Director will receive an annual cash fee. In addition, in order to align their interests with those of the shareholders, each non-employee Director may also be granted rights to purchase shares of common stock at an exercise price to be determined by the Board of Directors. We also expect that all or a portion of these rights will vest monthly on a pro rata basis over each non-employee Director’s initial term as a Director.

Equity Incentive Plans

We have not yet established any Equity Incentive Plans. We anticipate that we will establish one or more equity incentive plans for our officers and directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

In determining whether the members of our board of directors and its committees are independent, we have elected to use the definition of “independence” set forth in the listing standards of the NASDAQ Stock Market. After considering all relevant relationships and transactions, our board of directors has determined that none of our directors are “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market. The Company does not at this time have separate Audit, Compensation, or Nominating and Governance Committees. Instead, the full board of directors has the responsibility of selecting and working with our independent auditors, setting executive compensation, and selecting individuals to be nominated for election to the board of directors. We anticipate enlarging our Board of Directors and filling one or more of the resulting vacancies with directors who are “independent” within the meaning of applicable listing standards of the NASDAQ Stock Market.

Transactions with Related Parties

On June 23, 2014, we completed the acquisition of approximately 7,500 cannabis related Internet domain names (“Acquisition”), in exchange for which, the Company issued to Kae Yong Park, the seller, (i) 78.5 million shares of our restricted common stock which represented approximately 81% of our then issued and outstanding common stock and (ii) a promissory note in the principal amount of $500,000 (“Note”). The note originally bore interest at the rate of 3.25% per annum. The Note was originally payable as follows: upon our receipt of an aggregate of $1,000,000 in funding (whether debt or equity), $100,000 was to be paid, and the remaining balance of $400,000 was payable in thirty-six equal monthly installments, commencing on the fifteenth day following the first month we realize at least $150,000 in gross revenue.

On July 25, 2014, we amended and restated the Note owing to Kae Yong Park (our majority shareholder) to provide that we would make the first $100,000 installment payment due under the Note on July 25, 2014 (earlier than required), in exchange for which Kae Yong Park agreed to waive all interest due over the term of the Note. The Note, as amended and restated, otherwise remains in full force and effect.

In connection with the Acquisition, we agreed to pay Kae Yong Park for any consulting services we may require $9,500 per month, for a period of twelve months, commencing on the closing date and on the first of each month thereafter. Kae Yong Park has been paid $76,000 for consulting services through December 8, 2014.

In September 2014, in connection with our raising an additional $917,500 in capital, including $105,000 in connection with warrant exercises at $.20 per share, as a further inducement to the purchaser, Kae Yong Park transferred an aggregate of 3,775,000 shares of our common stock to persons in connection with their purchase from us of a like number of shares. That is, for each share an investor purchased from us, Ms. Park transferred one share of common stock to such purchaser. As consideration for her transferring such shares of our common stock to these purchasers, we paid Ms. Park an aggregate of $75,500 (or $.02 per share).

During the nine months ended September 30, 2014, the Company paid an aggregate of $166,350 to Howard R. Baer, the spouse of the Company’s controlling shareholder, Kae Yong Park, in consideration for the purchase of cannabis related internet domain names and related services rendered. Since September 30, 2014, we paid an aggregate of $12,028 to Mr.. Baer for domain names and related services.

In September, 2014, the Company also paid a cash finder’s fee of $25,000 and accrued a finder’s fee of $25,000 payable in 100,000 shares of the Company’s common stock to its CEO, John Bluher, for services rendered in conjunction with its capital raise.

During the three and nine months ended September 30, 2014, the Company paid a total of $121,000 and $124,500, respectively to Kuboo, Inc., a significant shareholder (the President of which is a director of the Company, and a director of which is our CEO) as payment for rent as well as its portion of salaries/consulting fees related to its use of certain Kuboo employees and consultants, one of whom is John Venners, a director, and one of whom is Howard Baer, the spouse of our controlling shareholder. Payments made to Kuboo, Inc. during the three months ended September 30, 2014 included reimbursements to Kuboo, Inc. of (i) $15,000 for consulting services rendered by Howard Baer, the spouse of the Company’s majority shareholder and (ii) $10,000 for consulting services rendered by John Venners, one of the Company’s directors. During these same time periods, the Company recognized rent expense of 13,500 and 20,500 and salary and consulting expenses of 95,500 and 105,500, respectively. At September 30, 2014, the Company had a payable to Kuboo, Inc. of $48,726 for rent, consulting fees and contract labor. In October and November 2014, the Company made payments totaling $90,500 and $30,000, respectively, to Kuboo, Inc. for reimbursement of accrued expenses, comprised of rent, consulting fees and contract labor. On November 19, 2014, the Company and HR Baer Consulting, LLC, a company owned by the spouse of the Company’s majority shareholder, terminated the agreement dated May 30, 2014, effective as of September 1, 2014, under which HR Baer Consulting, LLC rendered consulting service at no charge to the Company. The Company’s reimbursement payments to Kuboo, Inc. for consulting services and contract labor included reimbursements of $16,000 per month for each of October and November, 2014, for marketing services rendered by Howard. R. Baer (the spouse of our controlling shareholder) through Kuboo, Inc.

The Company’s reimbursement payments to Kuboo, Inc. for consulting services and contract labor included reimbursements of $14,500 per month for each of October and November, 2014, for consulting services rendered by John P. Venners, one of our directors.

On September 16, 2014, the Company paid $10,000 to Energy Plus, LLC, a company owned by John Venners, one of the Company’s directors, for consulting services rendered during July and August 2014.

On September 3, 2014, the Company’s controlling shareholder, Kae Yong Park, gifted an aggregate 2,100,000 shares to two related parties of the Company as follows: 2,000,000 shares to John Venners, one of the Company’s directors and the President and CEO of Kuboo, Inc (a significant shareholder) and 100,000 shares to John Gorman, an employee and former director of the Company. The Company recorded a non-cash expense of $4,599,000 ($2.19 per share) for the fair value of the shares given which is included in consulting expense – related party on the condensed statement of operations.

We are headquartered in Scottsdale, Arizona where we rent space from Kuboo, Inc., our former parent company and a significant shareholder. Through June 30, 2014, we were renting approximately 1,150 square feet of space on a month-to-month basis for $3,500 per month. Effective July 1, 2014, we began renting approximately, 3,235 square feet of space for monthly rent of $4,500. Under this arrangement, the landlord pays taxes, utilities and maintenance and repairs. The monthly rent also includes internet, a shared conference room and employee lounge area.

On December 2, 2014, we entered into a business advisory services agreement (“Agreement”) with Howard R. Baer, the spouse of Kae Yong Park, our controlling shareholder. This Agreement supersedes the consulting agreement between us and HR Baer Consulting, LLC (controlled by Howard R. Baer), dated May 30, 2014, under which no compensation was paid to Mr. Baer and which was terminated effective September 1, 2014.

Under the Agreement, Mr. Baer is required to render such business advisory services to us as we may request, including with respect to budgeting, website development and sales and marketing with respect to our various web portals, including WeedDepot.com. The Agreement provides that Mr. Baer will be paid $15,000 per month for these services and requires Mr. Baer to devote at least 100 hours per month to rendering business advisory services to us. The Agreement may be terminated by either party for any reason upon written notice to the other party.

LEGAL PROCEEDINGS.

From time to time, we may become party to various legal proceedings and claims that arise in the ordinary course of our business. As of the date of the registration statement of which this prospectus forms a part, there are no material outstanding claims and no amounts have been accrued.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common shares were approved for quotation on the OTC Bulletin Board (OTCBB) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “NCAP” on May 12, 2009. There is currently only a very limited trading market for shares of our common stock. Management does not expect any viable market to develop in our common stock unless and until we are able to implement our business plan. In any event, no assurance can be given that any active market for our common stock will ever develop or be maintained.

For any market that develops for our common stock, the sale of “restricted securities” (common stock) pursuant to Rule 144 of the SEC by members of management or any other person to whom any such securities may be issued in the future may have a substantial adverse impact on any such public market. For information regarding the requirements for resales under Rule 144, see the heading “Rule 144” below. The following table sets forth, for the periods indicated, the high and low closing quotations, as reported by the OTC Bulletin Board, and represents prices between dealers, does not include retail markups, markdowns or commissions, and may not represent actual transactions:

Closing Price of our Common Stock	High	Low
2012
January 1 – March 31	$.10	$.06

April 1 – June 30.07		.06
July 1 - September 30.07		.07
October 1 – December 31.07		.07

2013
January 1 - March 31.07		.06
April 1 – June 30.21		.06
July 1- September 30.22		.15
October 1 – December 31.15		.06

2014
January 1 - March 31	3.20	.06
April 1 – June 30	1.35	.67
July 1 – September 30	2.75	1.41
October 1 – December 8, 2014	1.75	1.25

These prices were obtained from the finance portal, Yahoo! Finance, and do not necessarily reflect actual transactions, retail markups, mark downs or commissions.

Holders

At November 30, 2014 we had approximately 153 shareholders of record, not including an indeterminate number of holders who may hold shares in “street name.”

Dividends

We have not declared any cash dividends with respect to our common stock and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty, and unless and until we complete any acquisition, reorganization or merger, no such policy will be formulated. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Dividend Policy

We have not paid any cash dividends on our common stock, and we have no present intention to pay any cash dividends in the future.

RECENT SALES OF UNREGISTERED SECURITIES.

Between March 1, 2014 and September 30, 2014, we sold an aggregate of 8,284,000 shares of our common stock, at a per-share price of $0.25, for aggregate consideration of $ 2,071,000. In addition, between May and September, 2014, we sold an aggregate of 975,000 shares of our common stock upon exercise of outstanding warrants, at a per-share price of $0.20, for aggregate consideration of $195,000.  In connection with the sale of an aggregate 3,775,000 of these shares during September, 2014, in order to induce these persons to purchase shares of our common stock, our controlling shareholder, Kae Yong Park, transferred to the purchasers of such shares a like number of shares of our common stock (an aggregate 3,775,000 shares). We paid Kae Yong Park an aggregate of $75,500 as consideration for her transferring such shares of our common stock to these purchasers.

In June, 2014, we issued an aggregate of 78.5 million shares to a single accredited investor in consideration for the purchase by acquisition of approximately 7,500 cannabis related internet domain names.

In April 2014, we issued 3,730,000 shares in cancellation of an equal number of shares of NCAP Security Systems, Inc., our sister company. These shares were issued in full and complete satisfaction of any and all amounts that could be claimed in relation to the surrendering shareholders’ investment in NCAP Security Systems, Inc.

We believe that the foregoing transactions were exempt from the registration requirements under the Securities Act of 1933, as amended (“the Act”), based on the following facts: there was no general solicitation, there was a limited number of purchasers, each of whom the Registrant believes was an “accredited investor” (within the meaning of Regulation D under the Securities Act of 1933, as amended) and was sophisticated about business and financial matters, and all shares issued were subject to restriction on transfer, so as to take reasonable steps to assure that the purchaser was not an underwriter within the meaning of Section 2(11) under the Act.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Description of Capital Stock

The following is a summary of the rights of our capital stock and certain provisions of our articles of organization, as amended, and by-laws. For more detailed information, please see our articles of organization, as amended, and by-laws filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock currently consists of 200 million shares of common stock.

As of November 30, 2014, we had 103,269,196 shares of common stock outstanding, held of record by 153 shareholders (includes the 78,500,000 shares of common stock issued in connection with the acquisition of Internet domains on June 23, 2014).

Description of Common Stock

Voting

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election.

Dividends

Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors.

Liquidation and Dissolution

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Other Rights and Restrictions

Holders of common stock do not have preemptive rights or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us, and there are no sinking fund provisions applicable to our common stock. Our articles of organization and by-laws do not restrict the ability of a holder of common stock to transfer his, her or its shares of common stock. However, applicable federal and state securities laws may restrict the ability of a holder of common stock to transfer his, her or its shares of common stock.

Nevada Anti-Takeover Law

Anti–Takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our Board of Directors and management.

According to our articles of incorporation and bylaws, neither the holders of our common stock nor the holders of any preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors.

The authorization of preferred stock with either specified voting rights or rights providing for the approval of extraordinary corporate action could be used to create voting impediments or to frustrate persons seeking to effect a merger or to otherwise gain control of the Company by diluting their stock ownership.

Nevada Anti–Takeover Laws

Certain provisions of Nevada law may have the effect of delaying, deferring or preventing another party from acquiring control of us. These provisions, summarized below, may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Section 11 of our by-laws exempts us from the operation of the control share acquisition law.

Additionally the control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation. We do not currently meet the definition of an “Issuing Corporation.”

Accordingly, the provisions of the control share acquisition act do not apply to acquisitions of our common stock.

In the event our articles of incorporation or by-laws are amended to provide for the applicability of the control share acquisition act and the other above mentioned requirements are met, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Future Stock Issuances

Except as expressly set forth herein or pursuant to any equity incentive plan, we have no current plans to issue any additional shares of our capital stock. However, our authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public and private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Trading Information

Our common stock is not currently quoted on the OTC Bulletin Board under the symbol NCAP.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.

INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Liability and Indemnification of Directors and Officers

Subject to applicable law, none of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct, fraud, knowing violation of law, (iii) for the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes or (iv) where eliminating or limiting such liability is prohibited by applicable law.

The corporation may indemnify any person in any action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

The corporation may indemnify any person in any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Northsight in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

Insofar as indemnification for liability under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

(a) Former independent registered public accounting firm

On August 12, 2014, we were notified by our independent registered public accounting firm, Mantyla McReynolds, LLC (“Mantyla”) that Mantyla had elected to not stand for reelection as our auditor for business reasons unrelated to the reviews or audited financials of the Company.  Mantyla has audited our financial statements since March 8, 2010.

Mantyla’s report on our financial statements for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principle, except for an explanatory paragraph relating to a substantial doubt regarding our ability to continue as a going concern. During the fiscal years ended December 31, 2013 and 2012, and through August 12, 2014, there were no disagreements with Mantyla on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Mantyla’s satisfaction, would have caused Mantyla to make reference to the subject matter of the disagreement in connection with its report.

During the fiscal years ended December 31, 2013 and 2012, and though August 12, 2014, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K, except for material weaknesses in internal control over financial reporting.

We provided Mantyla with a copy of the disclosure contained in our Form 8-K filed with the SEC August 18, 2014 and requested that it provide us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the contents of this disclosure. A copy of that letter, dated August 12, 2014, was attached as Exhibit 16.1 to the Form 8-K filed with the SEC August 18, 2014.

(b) New independent registered public accounting firm

On August 12 2014, we appointed Wolinetz, Lafazan & Company, CPA's, P.C. (“WL”) as our new independent registered public accounting firm, effective immediately, for the fiscal year ending December 31, 2014. This appointment was authorized and approved by our Board of Directors.

During the fiscal year ended December 31, 2013 and through August 12, 2014, we did not consult with WL on any accounting matter for a specified transaction, completed or proposed, or consult with WL for the type of audit opinion that might be rendered on our financial statements, where a written report or oral advice was provided that WL concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. In addition, we did not consult with WL on any “reportable events” as identified under Item 304(a)(2)(ii) of Regulation S-K.

LEGAL MATTERS

The validity of the common stock offered in this offering will be passed upon for us by The Nossiff Law Firm LLP, Andover, Massachusetts. John Nossiff, a partner in the Nossiff Law firm, LLP is the record and beneficial owner of 100,000 shares of our common stock, which were acquired by him through a bona fide gift.

EXPERTS

On August 12, 2014, Wolinetz, Lafazan & Company, CPA's, P.C. became our independent auditors, commencing with the quarter ended June 30, 2014. Mantyla McReynolds, LLC, our former independent auditors, audited our financial statements at December 31, 2013 and 2012, and for each of the two years in the period ended December 31, 2013, as set forth in its report. We have included our audited financial statements in the prospectus and elsewhere in the registration statement in reliance on Mantyla McReynolds, LLC,’s report, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO FINANCIAL STATEMENTS

PAGE
Condensed Balance Sheet as of September 30, 2014 and December 31, 2013 Condensed Statements of Operations for the three and nine months ended September 30, 2014 and 2013 and from inception
Condensed Statements of Cash Flows for the nine months ended September 30, 2014 and 2013 and from inception
Notes to Unaudited Condensed Financial Statements
Report of Mantyla McReynolds, LLC, our Former Independent Auditors
Balance Sheet as of December 31, 2013 and 2012 Statements of Operations for the years ended December 31, 2013 and 2012
Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2013 and 2012
Statements of Cash Flows for the years ended December 31, 2013 and 2012
Notes to Financial Statements

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

CONDENSED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets
Cash	$816,623	$-
Prepaid expenses	53,500	-
Total Current Assets	870,123	-

Property and equipment, net of $-661- depreciation	8,374	-
Web Development Costs, net of $-0- amortization	238,828	-
Domain Registrations, net of $-0- amortization	211,438	-
Total Assets	$1,328,763	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$26,975	$61,730
Accounts payable and accrued expenses – related party	92,726	-
Total Current Liabilities	119,701	61,730

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred stock - 10,000,000 shares authorized having a par value of $.001 per share; 0 shares issued and outstanding at December 31, 2013 (see Note 8)	-	-
Common stock - 200,000,000 shares authorized having a par value of
$.001 per share; 103,019,196 and 12,500,000 shares issued and
outstanding as of September 30, 2014 and December 31, 2013, respectively	103,019	12,500
Subscription receivable	-	(50,000)
Additional paid-in capital	9,413,000	717,419
Accumulated deficit during the development stage	(8,306,957)	(741,649)
Total Stockholders' Equity (Deficit)	1,209,062	(61,730)
Total Liabilities and Stockholders' Equity (Deficit)	$1,328,763	$-

See accompanying notes to condensed financial statements.

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

					From Inception
					(May 21, 2008)
	For the Three Months Ended		For the Nine Months Ended		Through
	September 30,	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013	2014

Revenues	$-	$-	$-	$-	$-

Operating Expenses:
General administrative	545,467	269	682,124	1,948	748,126
Settlement Expense	-	-	932,500	-	932,500
Business plan development - related party	-	-	-	-	10,000
Consulting expense - related party	4,637,500	-	4,647,000	-	5,027,350
Executive compensation	1,040,500	-	1,046,500	-	1,051,600
Professional fees	125,837	8,086	220,172	27,910	469,776
Rent - related party	13,500	-	20,500	-	58,700
Research and development - related party	-	-	-	-	10,850
Travel	9,025	-	16,441	-	27,553
Total operating expenses	6,371,829	8,355	7,565,237	29,858	8,336,455

Loss from operations	(6,371,829)	(8,355)	(7,565,237)	(29,858)	(8,336,455)
Other Income (Expense)
Interest income (expense)	2,671	-	(71)	-	(2,770)
Forgiveness of debt	-	-	-	-	32,268
Total Other Income (Expense)	2,671	-	(71)	-	29,498

Net Loss	$(6,369,158)	$(8,355)	$(7,565,308)	$(29,858)	$(8,306,957)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	99,308,727	12,500,000	52,449,487	12,500,000
Loss per Common Share - Basic and Diluted	$(0.06)	$(0.01)	$(0.14)	(0.01)

See accompanying notes to condensed financial statements.

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

			From Inception
			(May 21, 2008)
			Through
	Nine Months Ended September 30,		September 30,
	2014	2013	2014
Cash Flows From Operating Activities
Net loss	$(7,565,308)	$(29,858)	$(8,306,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	661	-	661
Gain on forgiveness of debt	-	-	(32,268)
Stock issued for release	932,500	-	932,500
Stock issued for executive compensation	980,000	-	980,000
Stock issued for consulting	4,599,000	-	4,599,000
Stock issued for contract labor	219,000	-	219,000
Shares issued for services	-	-	10,000
Corporate expenses paid by shareholders	71	27,096	97,881
Warrants issued for payment of services	-	-	10,900
Changes in operating assets and liabilities:
Prepaid expenses	(53,500)	2,363	(53,500)
Accounts payable and accrued expenses	15,245	399	109,243
Accounts payable - related party	67,726	-	158,153
Interest payable - related party	-	-	2,699
Net Cash Used In Operating Activities	(804,605)	-	(1,272,688)
Cash Flows From Investing Activities
Purchase of property and equipment	(9,035)	-	(9,035)
Purchase of web development costs	(238,828)	-	(238,828)
Purchase of domain registrations	(180,159)	-	(180,159)
Net Cash Used In Investing Activities	(428,022)	-	(428,022)
Cash Flows From Financing Activities
Proceeds from sale of common stock, net of offering costs	2,224,750	-	2,560,750
Proceeds from donated capital	-	-	121,994
Proceeds from notes payable	-	-	65,000
Payments on notes payable	-	-	(55,000)
Payments for stock repurchase (see Note 8)	(75,500)	-	(75,500)
Proceeds from notes payable - related party	-	-	29,340
Payments to notes payable - related party	(100,000)	-	(129,251)
Net Cash Provided by Financing Activities	2,049,250	-	2,517,333
Net Increase In Cash	816,623	-	816,623
Cash, Beginning of Period	-	-	-
Cash, End of Period	$816,623	$-	$816,623
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-
Non-Cash Activities
Issuance of common stock for domain names	$31,279	$-	$31,279
Issuance of note payable for domain names	$100,000	$-	$100,000
Cancellation of shares returned to company	$1,676	$-	$1,676
Finders fees settled with stock	$91,450	$-	$91,450
Subscriptions receivable – related party	$50,000	$-	$50,000
Conversion of debt to equity	$-	$-	$26,681
Forgiveness of debt by principal owner credited to additional paid-in capital	$-	$-	$93,215
Subscription receivable from parent company	$-	$-	$50,000

See accompanying notes to condensed financial statements.

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

September 30, 2014

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Northsight Capital Inc. (“Northsight” or “the Company”) is a development stage company incorporated in the State of Nevada on May 21, 2008. In May, 2011, Safe Communications, Inc. (n/k/a Kuboo, Inc.) acquired 80% of the Company’s issued and outstanding common stock, and, as a result, became its parent company. On June 25, 2014, the Company completed the acquisition of approximately 7500 cannabis related Internet domain names, in exchange for which the Company issued 78.5 million shares of its common stock and a promissory note in the principal amount of $500,000. As a result of this transaction, the seller of the domain names became an 81% stockholder of the Company. Kuboo, Inc. continues to be a significant stockholder of the Company. John Bluher, a director of Kuboo, Inc., is our Chief Executive Officer (“CEO”) and member of our board of directors. John Venners, a director of Kuboo, Inc., and also sits on our board of directors. See Note 10 - Related Party Transactions.

The Company’s principal business is to provide a wide variety of online directories for a broad range of businesses engaged in the lawful sale and distribution of cannabis and hemp related products. The following constitute the Company’s major product categories: a monthly listing in one or more of the Company’s online directories, paid advertising in one or more of the Company’s online directories and leasing to customers one or more Internet domain names for the customer’s exclusive use.

The accompanying financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The interim financial statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary to present a fair statement of the results for the period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The results of operations for the three and nine month periods ended September 30, 2014, are not necessarily indicative of the operating results for the full year.

NOTE 2 – LIQUIDITY/GOING CONCERN

The Company is a development stage enterprise and has accumulated losses of $8,306,957 and has had negative cash flows from operating activities of $1,272,688 since inception (May 2008). These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. During the nine months ended September 30, 2014 the Company raised approximately $2.2 million in capital through the sale of its common stock and exercise of warrants. The Company has cash available for the payment of less than two months of operating expenses. Management plans to (i) raise additional capital as soon as possible, to fund continued operations of the Company and (ii) eventually to generate profits from operations.

In the event the Company does not generate sufficient funds from revenues or financing through the issuance of its common stock or from debt financing, the Company will be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

On June 10, 2014, the Financial Accounting Standards Board (FASB) issued a new accounting standard that reduces some of the disclosure and reporting requirements for development stage entities. The change will be effective for interim and annual reporting periods beginning after December 15, 2014. As of such date, among other things, development stage entities will no longer be required to report inception-to-date information.

NOTE 4 – WEB DEVELOPMENT COSTS AND DOMAIN NAMES ASSETS

In accordance with ASC 350.50, during the nine months ended September 30, 2014, the Company capitalized $238,828 towards the development of a website on which third parties can advertise the sale and distribution of cannabis related products and services: an online “yellow pages.” The Company also capitalized $211,438 incurred in connection with the purchase of rights for certain internet domain names, during the nine months ended September 30, 2014. The Company does not intend to engage in the sale or distribution of marijuana or related products. The Company recorded website development expenses of $79,980 which is included in general and administrative expenses during the nine months ended September 30, 2014.

The Company amortizes these assets over their related useful lives (approximately 1 to 5 years), using a straight-line basis. Assets are reviewed for impairment whenever events or changes in circumstances exist that indicate the carrying amount of an asset may not be recoverable, or at least annually. Measurement of the amount of impairment, if any, is based upon the difference between the asset's carrying value and estimated fair value. Fair value is determined through various valuation techniques, including market and income approaches as considered necessary. The assets were put into service on September 30, 2014 and amortization will begin on October 1, 2014.  Therefore, the Company has recorded no amortization during the nine months ended September 30, 2014.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30, 2014 and December 31, 2013:

	As of September 30, 2014	As of December 31, 2013	Estimated Useful Life
Furniture and equipment	9,035	-	3 years
Total	9,035	-
Less: Accumulated depreciation	(661)	-
	$8,374	$-

The Company records depreciation expense on a straight-line basis over the estimated life of the related asset (approximately 3 years). The company recorded depreciation expense of $661 during the nine months ended September 30, 2014.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES RELATED PARTY

At September 30, 2014, related party accounts payable and accrued expenses consisted of $48,726 of accrued rent, consulting fees and contract labor due to Kuboo, Inc., a significant shareholder and related party, 100,000 shares of common stock valued at $25,000 ($0.25 per share) due as a finder’s fee to John Bluher (our CEO) and $19,000 due to Kae Park (our majority shareholder) for consulting fees.

NOTE 7 – NOTES PAYABLE RELATED PARTY

On June 23, 2014, the Company issued a $500,000 promissory note in conjunction with the purchase of approximately 7,500 cannabis-related internet domain names. The note originally bears interest at the rate of 3.25% per annum and the first $100,000 of which was payable as follows: upon the Company’s receipt of an aggregate of $1,000,000 in funding (whether debt or equity), $100,000 was payable to the note holder. The remaining $400,000 is payable in thirty-six equal monthly installments, commencing on the fifteenth day following the first month the Company realizes at least $150,000 in gross revenue. Since the $400,000 represents a contingency, such amount has not been recorded as debt (see Note 11 - Commitments and Contingencies).

On July 25, 2014, the Company amended and restated its promissory note in the principal amount of $500,000 owing to Kae Yong Park (the Company’s majority shareholder) to provide that it would make the first $100,000 installment payment due under the Note on July 25, 2014 (earlier than required), in exchange for which Kae Yong Park agreed to waive all interest due over the term of the note. Thereafter, Kae Yong Park waived the requirement that the Company pay the $100,000 due under the Amended and Restated Note until August 25, 2014, at which time it was paid. The Company has recaptured all previously recorded interest expense related to the note in the current quarter.

NOTE 8 – EQUITY

On July 21, 2014, the Company amended its Certificate of Incorporation to increase the number of its authorized shares from 100,000,000 to 200,000,000. The Company also eliminated its authorized preferred shares.

During the three months ended March 31, 2014, the Company sold 2,426,000 shares of its common stock for $592,750 in cash proceeds net of private placement costs of $13,750. The Company incurred a finder’s fee of $24,450, which the company has satisfied through the issuance of 97,800 shares of common stock.

During the three months ended June 30, 2014, the Company sold 400,000 shares of its common stock for $100,000 in gross cash proceeds. The Company incurred a finder’s fee of $5,500, which the company has satisfied through the issuance of 22,000 shares of common stock. During this time period, Company also received $90,000 from the exercise of outstanding warrants to purchase 450,000 shares of common stock, at an exercise price of $.20 per share.

Effective, April 9, 2014, certain shareholders of the Company surrendered to the Company for cancellation 1,675,604 shares of the Company’s common stock in accordance with the April 2014 Agreement described in the Company’s Current Report on Form 8-K filed with the Commission April 15, 2014.

On April 14, 2014, the Company issued an aggregate of 3,730,000 restricted shares of its common stock to the shareholders of NCAP Security Systems, Inc. (other than Kuboo, Inc., its parent company), in cancellation of an equal number of shares of NCAP Security Systems, Inc. The Company’s common shares were issued in full and complete satisfaction of any and all amounts that could be claimed in relation to the shareholders’ investment in NCAP Security Systems, Inc. The Company recorded non-cash settlement expense of $932,500 in connection with this transaction.

In May 2014, the Company entered into an asset purchase agreement to acquire approximately 7,500 cannabis-related internet domain names in exchange for 78.5 million shares of the Company’s restricted common stock and other considerations (see Note 10 – Related Party Transactions).

During the three months ended September 30, 2014, the Company sold 5,458,000 shares of its common stock for $1,364,500 in gross cash proceeds. The Company incurred finder’s fees of $114,000, which the company has satisfied as follows: $27,500 in cash, $61,500 through the issuance of 186,000 shares of common stock, with remaining $25,000 included on the balance sheet under accounts payable and accrued liabilities - related party pending the issuance of 100,000 shares. During this time period, the Company also received $105,000 from the exercise of outstanding warrants to purchase 525,000 shares of common stock, at an exercise price of $.20 per share.

In connection with the sale of 3,250,000 shares of common stock at $0.25 per share for gross proceeds of 812,500 and the exercise of 525,000 warrants with an exercise price of $0.20 per share for gross proceeds of $105,000, as a further inducement to the purchasers, the Company entered into an agreement as of September 25, 2014 with Kae Yong Park, the Company’s controlling shareholder, pursuant to which Ms. Park agreed, in exchange for payment from the Company of $75,500 (or $0.02 per share), to transfer to each purchaser of the Company’s securities that number of shares of common stock equal to the number of shares the purchaser purchased directly from the Company. The purchasers did not pay Ms. Park any consideration for these transfers. Consequently, in connection with the Company’s sale of an aggregate 3,775,000 shares of common stock, Ms. Park transferred an aggregate of 3,775,000 shares of common stock to the purchasers in the offerings. The company has accounted for this transaction as a purchase of treasury stock followed by the immediate reissuance of the acquired shares for no consideration.

On August 15, 2014, the Company acquired 200,000 shares of its common stock for $50,000 (the original purchase price) from an investor who originally purchased 400,000 shares of common stock on July 21, 2014. The Company has canceled the shares and returned them to the status of authorized but unissued shares.

In August 2014, the Company issued an aggregate of 400,000 shares of common stock valued at $980,000 to its Chief Executive Officer, John Bluher, pursuant to his employment letter, of which 150,000 shares were a signing bonus and 250,000 were earned in accordance with his agreement.

In September 2014, Kae Yong Park, the Company’s majority shareholder gifted an aggregate of 2,200,000 shares of common stock to certain persons who are employees or otherwise related to the Company. The shares gifted were as follows: 2,000,000 shares to John Venners, one of our directors who is also the President and CEO of Kuboo, Inc, (one of our significant shareholders), 100,000 shares to John Gorman, one of our employees and a former director, and 100,000 shares to Lauren Barth, an employee of the Kuboo, Inc. who provides contract labor to the Company through Kuboo, Inc. The Company recognized expense of $4,599,000 and $219,000 ($2.19 per share) for the fair market value of these shares as (i) related party consulting expense and (ii) general contract labor, respectively.

NOTE 9 – WARRANTS

At September 30, 2014, all pre-existing warrants outstanding have expired. These warrants had a term of three years and were issued in connection with the payment of certain Company expenses by Kuboo during the quarter ended September 30, 2011 and were subsequently transferred to certain investors.

On September 9, 2014, the company granted 400,000 warrants with an exercise price of $0.20 to an investor. These warrants were immediately exercised upon receipt.

A summary of the status of the Company’s outstanding stock warrants as of September 30, 2014 and changes during the nine month period then ended is presented below:

	Warrants	Weighted Average Exercise Price	Weighted Remaining Contractual Life
Outstanding, December 31, 2013	1,225,000	$.20	0.75
Granted	400,000.20		0.05
Expired/Cancelled	(650,000)	.20	-
Exercised	(975,000)	.20	-
Outstanding, September 30, 2014	-	$-	-
Exercisable, September 30, 2014	-	$-	-

NOTE 10 – RELATED PARTY TRANSACTIONS

Effective May 2, 2014, the Company entered into an asset purchase agreement with Kae Park (the “Seller”), who became a related party upon the closing of the acquisition, which occurred on June 23, 2014.

Under this agreement, the Company agreed to acquire approximately 7,500 cannabis related Internet domain names, in exchange for which, the Company:

(a)

Issued to the Seller on the closing date 78.5 million shares of the Company’s restricted common stock which represented approximately 81% of the Company’s issued and outstanding common stock upon the closing;

(b)

Issued to the Seller a promissory note in the principal amount of $500,000. The note originally bore interest at the rate of 3.25% per annum and was payable as follows: upon the Company’s receipt of an aggregate of $1,000,000 in funding (whether debt or equity), $100,000 was to be paid, and the Company was required to pay the remaining balance of $400,000 in thirty-six equal monthly installments, commencing on the fifteenth day following the first month the Company realizes at least $150,000 in gross revenue; and

(c)

Is obligated to pay a monthly royalty to the Seller equal to the product of (i) six percent (6%) and (ii) the excess of the Company’s gross monthly revenue over $150,000 (“Royalty Payment”). The Royalty Payment is payable for a period of thirty six months from and after the first month in which the Company has gross revenues in excess of $150,000.

On July 25, 2014, the Company amended and restated the promissory note to provide that it would make the first $100,000 installment payment due under the Note on July 25, 2014 (earlier than required), in exchange for which Kae Yong Park agreed to waive all interest due over the term of the note. Thereafter, Kae Yong Park waived the requirement that the Company pay the $100,000 due under the Amended and Restated Note, until August 25, 2014, at which point such $100,000 was paid.

In addition, the Seller is required to provide such consulting services as the Company may require during the twelve month period following the closing of the acquisition. In consideration for these services, the Company is required to pay the Seller $9,500 per month, for a period of twelve months, commencing on the closing date and, on the first of each month thereafter.

The Company is headquartered in Scottsdale, Arizona where it rents space from Kuboo, Inc., its former parent company and a significant shareholder. Currently, the Company is renting approximately 3,235 square feet of space on a month-to-month basis. The monthly rent for this facility is $4,500. This is an arrangement under which the landlord pays taxes, utilities and maintenance and repairs. The monthly rent also includes internet, and a shared conference room and employee lounge area.

In connection with certain capital raises, as a further inducement to the purchasers, the Company entered into an agreement as of September 25, 2014 with Kae Yong Park, pursuant to which Ms. Park agreed, in exchange for payment from the Company of $75,500 (or $0.02 per share), to transfer to each purchaser of the Company’s securities that number of shares of common stock equal to the number of shares the purchaser purchased directly from the Company. The purchasers did not pay Ms. Park any additional consideration for these transfers. Consequently, in connection with the Company’s sale of an aggregate 3,775,000 shares of common stock, Ms. Park transferred an aggregate of 3,775,000 shares of common stock to the purchasers in the offerings.

During the nine months ended September 30, 2014, the Company paid an aggregate of $166,350 to the spouse of the Company’s controlling shareholder, Kae Yong Park, in consideration for the purchase of cannabis related internet domain names and related services rendered.

The Company also paid a cash finder’s fee of $25,000 and accrued a finder’s fee or $25,000 payable in 100,000 shares of the Company’s common stock to its CEO, John Bluher, for services rendered in conjunction with its capital raise.

During the three and nine months ended September 30, 2014, the Company paid a total of $121,000 and $124,500, respectively to Kuboo, Inc. as payment for rent as well as its portion of salaries/consulting fees related to its use of certain Kuboo employees and consultants, one of whom is John Venners, a director, and one of whom is Howard Baer, the spouse of our controlling shareholder. Payments made to Kuboo, Inc. during the three months ended September 30, 2014 included reimbursements to Kuboo, Inc. for consulting services rendered by Howard Baer, the spouse of the Company’s majority shareholder of $15,000 and John Venners, one of the Company’s directors of $10,000. During these same time periods the Company recognized rent expense of 13,500 and 20,500 and salary and consulting expenses of 95,500 and 105,500, respectively. At September 30, 2014, the Company had a payable to Kuboo, Inc. of $48,726 for rent, consulting fees and contract labor.

On September 16, 2014, the Company paid $10,000 to Energy Plus, LLC, a company owned by John Venners, one of the Company’s directors, for consulting services rendered during July and August 2014.

On September 3, 2014, the Company’s controlling shareholder, Kae Yong Park, gifted an aggregate 2,100,000 shares to two related parties of the Company as follows: 2,000,000 shares to John Venners, one of the Company’s directors and the President and CEO of Kuboo, Inc (a significant shareholder) and 100,000 shares to John Gorman, an employee and former director of the Company. The Company recorded a non-cash expense of $4,599,000 ($2.19 per share) for the fair value of the shares given which is included in consulting expense – related party on the condensed statement of operations.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

In May 2014, The Company entered into an asset purchase agreement pursuant to which it agreed to pay the seller $9,500 per month for a period of 12 months, for consulting services to be provided. This agreement also requires the Company to pay a monthly royalty equal to six percent of gross monthly revenues over $150,000. The royalty payment is payable for a period of thirty-six months from and after the first month in which the Company’s gross revenues are in excess of $150,000 (see Note 10 - Related Party Transactions).

On June 23, 2014, the Company issued a $500,000 promissory note in conjunction with the purchase of approximately 7,500 cannabis-related internet domain names. The original note bore interest at the rate of 3.25% per annum and was payable as follows: upon the Company’s receipt of an aggregate of $1,000,000 in funding (whether debt or equity), $100,000 was required to be paid. The remaining $400,000 is payable in thirty-six equal monthly installments, commencing on the fifteenth day following the first month the Company realizes at least $150,000 in gross revenue. Since the $400,000 represents a contingency, such amount has not been recorded as debt.

On July 25, 2014, the Company amended and restated its promissory note in the principal amount of $500,000 owing to Kae Yong Park (the Company’s majority shareholder) to provide that it would make the first $100,000 installment payment due under the Note on July 25, 2014 (earlier than required), in exchange for which Kae Yong Park agreed to waive all interest due over the term of the note. Thereafter, Kae Yong Park waived the requirement that the Company pay the $100,000 due under the Amended and Restated Note until August 25, 2014, at which time it was paid.

On August 13, 2014, John Bluher became CEO of the Company. His agreement with the Company calls for a base salary of $25,000 per month, a non-accountable monthly expense allowance of $3,500, the issuance of 400,000 shares of Company common stock upon becoming CEO, and the issuance of an additional 750,000 shares of common stock in three equal installments of 250,000 each on October 1, 2014, January 1, 2015 and April 1 2015 (see Exhibit 10.6).

NOTE 12 – SUBSEQUENT EVENTS

In October and November 2014 the Company made payments totaling $90,500 and $30,000, respectively, to Kuboo, Inc. for reimbursement of accrued expenses, comprised of rent, consulting fees and contract labor.

On November 19, 2014, the Company and HR Baer Consulting, LLC, a company owned by the spouse of the Company’s majority shareholder, terminated their agreement dated May 30, 2014, effective as of September 1, 2014. The Company’s reimbursement payments to Kuboo, Inc. for consulting services and contract labor included reimbursements of $15,000 and $16,000 for September and October 2014, respectively, for marketing services rendered by Mr. Baer through Kuboo, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Northsight Capital, Inc. [a development stage company]

We have audited the accompanying balance sheets of Northsight Capital, Inc. [a development stage company] as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2013 and 2012, and for the period from inception [May 21, 2008] through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northsight Capital, Inc. [a development stage company] as of December 31, 2013 and 2012, and the results of its operations and cash flows for the years ended December 31, 2013 and 2012, and for the period from inception through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred a loss from operations and negative operating cash flows during the period from inception through December 31, 2013. These issues raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

April 15, 2014

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

BALANCE SHEETS

	December 31, 2013	December 31, 2012

ASSETS
Current Assets
Cash	$-	$-
Prepaid Expenses	-	2,363
Total Current Assets	-	2,363
Total Assets	$-	$2,363

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$61,730	$64,153
Total Current Liabilities	61,730	64,153
Total Liabilities	61,730	64,153

Stockholders' Deficit
Preferred stock - 10,000,000 shares authorized having a par value of $.001 per share; 0 shares issued and outstanding	-	-
Common stock - 100,000,000 shares authorized having a par value of $.001 per share; 12,500,000 shares issued and outstanding as of December 31, 2013 and 2012	12,500	12,500
Subscription receivable	(50,000)	(50,000)
Additional paid-in capital	717,419	680,483
Accumulated deficit during the development stage	(741,649)	(704,773)
Total Stockholders' Deficit	(61,730)	(61,790)
Total Liabilities and Stockholders' Deficit	$-	$2,363

The accompanying notes are an integral part of these financial statements

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

			From Inception
			(May 21, 2008)
			Through
	Years Ended December 31,		December 31,
	2013	2012	2013

Revenues	$-	$-	$-

Operating Expenses:
General administrative	5,561	7,987	66,002
Business plan development - related party	-	-	10,000
Consulting expense - related party	-	-	380,350
Executive compensation - related party	-	-	5,100
Professional fees	35,815	33,051	249,604
Rent - related party	-	-	38,200
Research and development - related party	-	-	10,850
Travel	-	-	11,112
Total operating expenses	41,376	41,038	771,218
Other Income (Expenses)
Interest expense	-	-	(2,699)
Forgiveness of debt	4,500	-	32,268
Total Other Income (Expenses)	4,500	-	29,569

Net Loss Before Income Taxes	(36,876)	(41,038)	(741,649)
Provision for Income Taxes	-	-	-
Net Loss	$(36,876)	$(41,038)	$(741,649)

Weighted Average Number of Common Shares
Loss per Common Share - Basic and Diluted	$(0.01)	$(0.01)
Outstanding - Basic and Diluted	12,500,000	12,500,000

The accompanying notes are an integral part of these financial statements

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Subscription	Accumulated Deficit During Development
	Shares	Amount ($)	Capital ($)	Receivable ($)	Stage ($)	Total ($)

May 21, 2008 - Issuance of common stock for cash	250,000	250	7,250	-	-	7,500
on organization of the Company

Issuance of common stock for professional fees	33,333	33	9,967	-	-	10,000

Donated capital	-	-	100	-	-	100

Issuance of common stock for cash, net of offering costs	183,334	184	49,816	-	-	50,000

Net loss for the year ended December 31, 2008	-	-	-	-	(128,877)	(128,877)

Balance, December 31, 2008	466,667	467	67,133	-	(128,877)	(61,277)

Net loss for the year ended December 31, 2009	-	-	-	-	(151,952)	(151,952)

Balance, December 31, 2009	466,667	467	67,133	-	(280,829)	(213,229)

Common stock issued for settlement of debt	476,667	477	9,523	-	-	10,000

Contributed capital	-	-	121,894	-	-	121,894

Forgiveness of debt by officer	-	-	93,215	-	-	93,215

Reverse stock split, one-for-three	1,063	-	-	-	-	-

Net loss for the year ended December 31, 2010	-	-	-	-	(22,356)	(22,356)

Balance, December 31, 2010	944,397	944	291,765	-	(303,185)	(10,476)

Common shares issued for cash and settlement related party debt	1,555,603	1,556	43,625	-	-	45,181

Common shares issued for cash	10,000,000	10,000	240,000	-	-	250,000

Contributed capital	-	-	19,845	-	-	19,845

Subscription receivable from Parent company	-	-	50,000	(50,000)	-	-

Net loss for the year ended December 31, 2011	-	-	-	-	(360,550)	(360,550)

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

CONTINUED

Balance, December 31, 2011	12,500,000	12,500	645,235	(50,000)	(663,735)	(56,000)

Contributed capital	-	-	35,248	-	-	35,248

Net loss for the year ended December 31, 2012	-	-	-	-	(41,038)	(41,038)

Balance, December 31, 2012	12,500,000	12,500	680,483	(50,000)	(704,773)	(61,790)

Contributed capital	-	-	36,936	-	-	36,936

Net loss for the year ended December 31, 2013	-	-	-	-	(36,876)	(36,876)

Balance, December 31, 2013	12,500,000	12,500	717,419	(50,000)	(741,649)	(61,730)

The accompanying notes are an integral part of these financial statements

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

			From Inception
			(May 21, 2008)
			Through
	Years ended December 31,		December 31,
	2013	2012	2013
Cash Flows From Operating Activities
Net loss	$(36,876)	$(41,038)	$(741,649)

Adjustments to reconcile net loss to net cash used in operating activities:
Gain on forgiveness of debt	(4,500)	-	(32,268)
Shares issued for services	-	-	10,000
Corporate expenses paid by shareholders	36,936	35,248	97,810
Warrants issued for payment of services	-	-	10,900
Changes in operating assets and liabilities:
Prepaid Expense	2,363	(2,363)	-
Accounts payable and accrued expenses	2,077	8,153	93,998
Accounts payable - related party	-	-	90,427
Interest payable - related party	-	-	2,699
Net Cash Used In Operating Activities	-	-	(468,083)
Cash Flows From Financing Activities
Proceeds from sale of common stock, net of offering costs	-	-	336,000
Proceeds from donated capital	-	-	121,994
Proceeds from notes payable	-	-	65,000
Payments on notes payable	-	-	(55,000)
Proceeds from notes payable - related party	-	-	29,340
Payments to notes payable - related party	-	-	(29,251)
Net Cash Provided by Financing Activities	-	-	468,083
Net Increase (Decrease) In Cash	-	-	-
Cash, Beginning of Year	-	-	-
Cash, End of Year	$-	$-	$-
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

Non-Cash Activities
Conversion of debt to equity	$-	$-	$26,681
Subscription receivable from Parent company	$-	$-	$50,000
Forgiveness of debt by principal owner credited to additional paid-in capital	$-	$-	$93,215

The accompanying notes are an integral part of these financial statements

NORTHSIGHT CAPITAL, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

1.

Nature of operations

Northsight Capital Inc. (“Northsight” or “the Company”) is a development stage company incorporated in the State of Nevada on May 21, 2008. The Company was originally formed to engage in the business of marketing, developing, and producing unique, proprietary water products. Northsight’s original intended line of enhanced bottled waters was based upon the experience and expertise of its founder, designed to make everyday hydration and nutrition a more enjoyable experience. In May of 2008, the Company commenced its development stage operations, and had no significant assets. The Company abandoned the proprietary bottled water business in 2010. In May, 2011, Safe Communications, Inc. (n/k/a Kuboo, Inc.) acquired 80% of the Company’s issued and outstanding common stock, and, as a result became its parent company. See Note 4 for more detail. Subsequent to December 31, 2013, the Company has entered into a non-binding letter of intent to acquire approximately 7,000 marijuana related internet domain names. The consummation of this transaction is subject to satisfaction of a number of conditions. See Note 9, Subsequent Events.

2.

Summary of significant accounting policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks, free credit on investment accounts and money market accounts. The Company has no cash or cash equivalents.

Income Taxes

The Company’s taxable income or loss is included in the consolidated income tax returns of the Company’s parent. Current and deferred income taxes are allocated to the members of the consolidated group as if each member were a separate taxpayer. The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes,” which requires accounting for deferred income taxes under the asset and liability method. Deferred income tax assets and liabilities are computed for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce stockholders’ equity.

This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof. Generally, the tax filings are no longer subject to income tax examinations by major taxing authorities for years before 2009. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws. The Company's management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Interest and Penalty Recognition on Unrecognized Tax Benefits

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other operational expenses. No interest expense or penalties have been recognized as of and for the years ended December 31, 2013 and 2012.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying financial statements at December 31, 2013 and 2012.

Loss per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period.

The calculation of diluted net loss per share excludes 1,225,000 warrants as of December 31, 2013 and 2012, since their effect is anti-dilutive.

Loss Contingencies

The Company recognizes contingent losses that are both probable and estimable. In this context, the Company defines probability as circumstances under which events are likely to occur. In regards to legal cost, we record such costs as incurred.

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the earlier date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete. Expenses related to nonemployee awards are generally recognized in the same period as the Company incurs the related liability for goods and services received.

Recently Adopted Accounting Pronouncements

The Company does not expect the adoption of new accounting pronouncements to have a material effect on its financial statements and disclosures.

3.

Liquidity and Going Concern

The Company is a development stage enterprise and has accumulated operating losses since inception (May 2008) of $741,649, and has had negative cash flows from operating activities during the period from inception (May 2008) through December 31, 2013. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In March, 2014, the Company raised $606,500 from the sale of 2,426,000 shares of common stock at a per share price of $.25. See Note 9, Subsequent Events.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since the Company recently raised capital through the sale of equity, the Company has cash available for the payment of operating expenses for the near term. Management plans to fund continued operations of the Company by eventually generating profits from operations and raising sufficient capital through placement of additional shares of its common stock or issuance of debt securities.

In the event the Company does not generate sufficient funds from revenues or financing through the issuance of its common stock or from debt financing, the Company may be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

4.

Related Party Transactions

Effective May 31, 2011, the Company and certain of its shareholders (Thomas Howells, Travis Jenson, Jenson Services, Inc. and Kelly Trimble, collectively, the “Principal Shareholders”) entered into a Stock Purchase Agreement dated as of May 27, 2011 (“SPA”) with Safe Communications, Inc., a Texas corporation n/k/a Kuboo, Inc. (“Buyer”) under which the Buyer purchased for a $250,000 cash payment 10,000,000 shares of the Company’s common stock, representing 80% of the issued and outstanding common stock after giving effect to the purchase transaction. In addition, under the SPA, if the Buyer did not complete certain transactions within the time period prescribed by the SPA, the Buyer would be obligated to pay the Company an additional $50,000 in cash. The transactions were not completed within the prescribed time period. The Company has not yet received any additional payment from the Buyer.

Effective May 31, 2011, the Company also entered into a Principal Shareholders Agreement with each of the Principal Shareholders dated as of May 27, 2011 (“PSA”), under which the Company agreed to make payments to the Principal shareholders in the aggregate amount of $250,000, in consideration of the Principal Shareholders’ undertakings in the SPA, including but not limited to their agreement to indemnify the Buyer in connection with the stock purchase contemplated in the SPA. If the Buyer makes the additional $50,000 payment referenced above, then the Company is required to pay such additional $50,000 to the Principal Shareholders in accordance with the PSA. The Company has not received any additional payment from the Buyer. Although the Company believes that it is not required to make the additional $50,000 payment to the Principal Shareholders until it receives such payment from the Buyer, the Company has recorded a corresponding liability in the amount of $50,000. Each of the Principal Shareholders was a significant shareholder of the Company, and, in addition, at the time of execution of the PSA, Messrs. Howells, Bassham and Jenson were directors of the Company, Mr. Howells was President and Mr. Bassham was Treasurer and Secretary.

In connection with the closing of the transactions contemplated by the SPA, effective May 31, 2011, Travis Jenson resigned as President and Director of the Company, Thomas Howells resigned as a director of the Company and

Wayne Bassham resigned as Treasurer and secretary of the Company. Mr. Bassham also tendered his resignation as a director of the Company, effective ten days after the Company’s mailing to its shareholders of an Information Statement on Schedule 14F-1. John P. Venners, President of the Buyer, was appointed interim President and a director of the Company, effective May 31, 2011. Mr. Venners was appointed an officer and director of the Company by Wayne Bassham, following the resignations of Messrs. Howells and Jenson, all as required by the SPA.

In connection with the closing of the stock purchase under the SPA, the Buyer obtained control of the Company by acquiring 80% of the Company’s issued and outstanding common stock and by having its designee, John P. Venners, President of the Buyer, appointed interim President and a director of the Company.

Since May 31, 2011, the date a change in control occurred, the Company has occupied office space at the corporate office of its parent company, Safe Communications, Inc. (n/k/a Kuboo, Inc.) (sometimes hereinafter referred to as “Kuboo”), which is provided at no cost. Kuboo incurs no incremental costs in providing this office space to the Company. At December 31, 2013, there was no amount in accounts payable due to Kuboo.

During the year ended December 31, 2013 and 2012, Kuboo paid $36,936 and $35,248 respectively on behalf of the Company in payment of the Company’s operating expenses, consisting primarily of professional and other fees related to being a public company. These payments were treated as a contribution to the capital of the Company.

5.

Stockholders’ Equity

During the years ended December 31, 2013 and 2012, there have been no issuances of common stock.

6.

Warrants and Options

At December 31, 2013, there were 1,225,000 warrants outstanding to purchase a like number of shares of the Company’s common stock at an exercise price of $0.20 per share. These warrants have a term of three years and were issued in connection with the payment of certain Company expenses by Kuboo during the third quarter ended September 30, 2011.

A summary of the status of the Company’s outstanding stock warrants as of December 31, 2013 and 2012 and changes during the period then ended is presented below:

	Warrants	Weighted Average Exercise Price
Outstanding, January 1, 2012	$1,225,000	$.20
Granted	-	-
Expired/Cancelled	-	-
Exercised	-	-
Outstanding, December 31, 2012	1,225,000.20

Expired/Cancelled	-	-
Exercised	-	-
Outstanding, December 31, 2013	$1,225,000	$.20
Exercisable	$1,225,000	$.20

Outstanding
Range of Exercise Prices	Number outstanding at December 31, 2013	Weighted Average Remaining Contractual Life	Exercisable Number Exercisable at December 31, 2013
$0.20	1,225,000	0.75	1,225,000
	1,225,000		1,225,000

The intrinsic value of the warrants was $0 as of December 31, 2013 and 2012.

7.

Income Taxes

The Company files consolidated tax returns with its parent. In accordance with GAAP, allocation of the consolidated income tax expense is necessary when separate financial statements are prepared for the affiliates. As a result, the Company uses a method that allocates current and deferred taxes to members of the consolidated group by applying the liability method to each member as if it were a separate taxpayer.

At December 31, 2013 and 2012, the Company had net operating loss (“NOL”) carry-forwards for federal and state income purposes approximating $486,000 and $449,000, respectively. These losses are available for future years and expire through 2033. Pursuant to Internal Revenue Code Section 382, utilization of these losses may be severely or completely limited due to more than 50% ownership changes in 2011 and 2010.

The deferred tax asset at December 31, 2013 and 2012 is summarized as follows:

	2013	2012
Deferred tax asset:
Net operation loss carry-forward	$170,070	$157,163
Total deferred tax assets	170,070	157,163
Less: valuation allowance	(170,070)	(157,163)
Net deferred tax asset	$-	$-

The Company has taken a 100% valuation allowance against the deferred asset attributable to the NOL carry-forwards of approximately $486,000 and $449,000 at December 31, 2013 and 2012, respectively, due to the uncertainty of realizing the future tax benefits. The increase in valuation allowance of approximately $13,000 is primarily attributable to the Company’s net operating loss during the year ended December 31, 2013.

A reconciliation of income tax expense computed at the U.S. federal, state, and local statutory rates and the Company’s effective tax rate is as follows:

	2013	2012
Federal statutory rate	35%	35%
State taxes, net of federal benefit	0.00%	0.00%
Expected provision of income taxes	35%	35%
Less: valuation allowance	35%	35%
Provision for income taxes	-	-

The components of the income tax provision for the years ended December 31, 2013 and 2012 are as follows:

	Year Ended December 31,
	2013	2012
Current:
Federal	$-	$-
State	-	-
Total current	-	-

Deferred:
Federal	-	-
State	(12,907)	(14,363)
Benefits of operating loss carry forward	12,907	14,363
Total deferred	-	-

Total income tax provision	$-	$-

8.

Office Lease

The Company currently occupies office space at the corporate office of Kuboo, which is provided at no cost. Kuboo incurs no incremental costs in providing this office space to the Company. For the years ended December 31, 2013 and 2012, the Company reported rental expense of $-0-.

9.

Subsequent Events

On March 4, 2014, we entered into a non-binding letter of intent to acquire approximately 7,000 marijuana related domain names. We do not intend to engage in the sale or distribution of marijuana or related products. Instead, the Company plans to operate a website on which third parties can advertise, an online "yellow pages." The consummation of the transactions contemplated by the LOI is subject to satisfaction of various conditions, including negotiation and execution of mutually agreeable definitive documentation, among other conditions. There is no assurance that these transactions will be consummated.

Between March 3 and April 1, 2014, the Company raised an aggregate of $606,500 from the sale of 2426,000 shares of common stock at a per share price of $.25. In connection with the sale of these securities, the company incurred finder’s fees of approximately $60,000 which will be satisfied through the issuance of approximately 240,000 shares of common stock.

On April 9, 2014, the Company entered into an agreement with the Principal Shareholders and Kuboo pursuant to which (i) the Principal Shareholders released the Company and Kuboo from any obligation to pay them an additional $50,000 under the PSA or SPA (or otherwise), (ii) the Company released Kuboo from any obligation under the SPA to pay to the Company the additional $50,000 specified in the SPA, (iii) the Principal Shareholders agreed to surrender 1,675,604 shares of the Company’s common stock to the Company for cancellation, (iv) the Principal Shareholders released the Company from any obligation to register the Company’s common shares pursuant to section 10.2 of the SPA or otherwise, and (v) the Company agreed to include on a piggyback basis an aggregate of 300,000 shares of common stock on each of the next two Securities Act registration statements that the Company files (an aggregate of 600,000 shares of common stock).

___________ SHARES

COMMON STOCK

PROSPECTUS

NORTHSIGHT CAPITAL, INC.

___________ ___, 2014

YOU SHOULD RELY ONLY UPON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF OUR COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

UNTIL NINETY DAYS AFTER THE DATE OF THIS PROSPECTUS (_____, 2014), ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except the registration fee.

SEC Registration fee	$2,705
Legal fees and expense	40,000
Accounting fees and expenses	20,000
Transfer Agent Fees	2,500
Printing	2,000
Miscellaneous	2,500
Total	$69,705

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subject to applicable Nevada law, none of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct, fraud, knowing violation of law, (iii) for the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes or (iv) where eliminating or limiting such liability is prohibited by applicable law.

The corporation may indemnify any person in any action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

The corporation may indemnify any person in any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Northsight in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

Insofar as indemnification for liability under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15 RECENT SALES OF UNREGISTERED SECURITIES

Between March 1, 2014 and September 30, 2014, we sold an aggregate of 8,284,000 shares of our common stock, at a per-share price of $0.25, for aggregate consideration of $2,071,000. In addition, between May and September, 2014, we sold an aggregate of 975,000 shares of our common stock upon exercise of outstanding warrants, at a per-share price of $0.20, for aggregate consideration of $195,000.

In connection with the sale of an aggregate 3,775,000 of these shares during September, 2014, as a further inducement to these persons to purchase shares of our common stock, our controlling shareholder, Kae Yong Park, transferred to the purchasers of such shares a like number of shares of our common stock (an aggregate 3,775,000 shares). We paid Kae Yong Park an aggregate of $75,500 as consideration for her transferring such shares of our common stock to these purchasers.

In April 2014, we issued 3,730,000 shares in cancellation of an equal number of shares of NCAP Security Systems, Inc., our sister company. These shares were issued in full and complete satisfaction of any and all amounts that could be claimed in relation to the surrendering shareholders’ investment in NCAP Security Systems, Inc.

In June, 2014, we issued an aggregate of 78.5 million shares to a single accredited investor in consideration for the purchase by acquisition of approximately 7,500 cannabis related internet domain names.

We believe that the foregoing transactions were exempt from the registration requirements under the Securities Act of 1933, as amended (“the Act”), based on the following facts: there was no general solicitation, there was a limited number of purchasers, each of whom the Registrant believes was an “accredited investor” (within the meaning of Regulation D under the Securities Act of 1933, as amended) and was sophisticated about business and financial matters, and all shares issued were subject to restriction on transfer, so as to take reasonable steps to assure that the purchaser was not an underwriter within the meaning of Section 2(11) under the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Financial statements

Our audited financial statements for the years ended December 31, 2013 and 2012 are included in the prospectus which forms a part of this registration statement.

Our interim financial statements for the three and nine months ended September 30, 2014 are included in the prospectus which forms a part of this registration statement.

(b) Exhibits

				Incorporated by Reference
Exhibit	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date
3.1	Certificate of Incorporation, as amended		S-1		3.1	07/11/2008
3.2	By-Laws		S-1		3.2	07/11/2008
4.01	Asset purchase agreement between registrant and Kae Park, as seller, dated 05/02/2014		8-K		4.01	05/07/2014
4.1	Common Stock Purchase Warrant		10Q		4.1	11/21/2011
5.1	Opinion of The Nossiff Law Firm, LLP, as to legality	X
10.1	Principal Shareholder Agreement dated 05/27/2011 between registrant and certain shareholders		8-K		10.2	07/02/2011
10.3	Agreement dated as of 04/09/2014 between the registrant, Kuboo, Inc and certain shareholders		10Q		10.3	04/31/2014
10.5	Amended and Restated Promissory Note issued to Kae Yong Park July 25, 2014		10Q		10.5	08/19/2014
10.6	Agreement with John Bluher, CEO, dated August 13, 2014		10Q		10.6	08/19/2014
10.7	Agreement with Kae Yong Park dated September 23, 2014	X
10.8	Agreement with Howard R. Baer dated December 2, 2014	X
23.1	Consent of Mantyla McReynolds, LLC	X
23.2	Consent of The Nossiff Law Firm, LLP (filed in Exhibit 5.1)
99.3	List of domain names acquired June 23, 2014		8-K		99.3	06/25/2014

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.

Northsight Capital, Inc.

By: /s/ John Bluher
Name: John Bluher
Title: CEO

By: /s/ John Bluher
Name: John Bluher, Director

By: /s/ John Venners
Name: John Venners, Director

By: /s/ Randy R. Rhoden
Name: Randy R. Rhoden, Director

Dated: December 12, 2014

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